Exhibit 2.1

Execution Version

Dated April 1, 2022

Stock Purchase Agreement

by and among

SL Power Electronics Corporation,

SL Delaware Holdings, Inc.,

AEI US Subsidiary LLC,

solely for purposes of Section 13.19, Advanced Energy Industries, Inc., and

solely for purposes of Section 13.20, Steel Partners Holdings, L.P.

____________________________________________________

AMERICAS 111469696

PAGE

Article I PURCHASE AND SALE OF THE shares1

Section 1.1 Purchase and Sale1

Section 1.2 Purchase Price1

Section 1.3 Closing2

Article II CONSIDERATION AND MANNER OF PAYMENT2

Section 2.1 Payments at Closing2

Section 2.2 Adjustments to Purchase Price2

Section 2.3 Withholding5

Article III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES6

Section 3.1 Organization and Qualification6

Section 3.2 Authorization; Enforceability6

Section 3.3 Capitalization6

Section 3.4 No Violation7

Section 3.5 Consents7

Section 3.6 Financial Statements8

Section 3.7 Absence of Undisclosed Liabilities9

Section 3.8 Absence of Certain Changes9

Section 3.9 Taxes9

Section 3.10 Material Contracts11

Section 3.11 Real Property14

Section 3.12 Assets, Rights and Properties15

Section 3.13 Intellectual Property15

Section 3.14 Insurance Policies18

Section 3.15 Litigation18

Section 3.16 Compliance with Applicable Laws18

Section 3.17 Regulatory Compliance19

Section 3.18 Environmental Matters19

Section 3.19 Employee Benefit Plans20

Section 3.20 Labor Matters21

Section 3.21 Affiliate Transactions23

Section 3.22 Books and Records23

Section 3.23 Brokers23

Section 3.24 Key Customers and Suppliers23

Section 3.25 Sufficiency of Assets24

Section 3.26 Bank Accounts24

Section 3.27 Product Warranties and Recalls24

Section 3.28 Backlogs25

Section 3.29 Corporate Reorganization25

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER25

Section 4.1 Organization and Qualification25

Section 4.2 Authorization; Enforceability25

Section 4.3 Title to Shares25

Section 4.4 No Consents26

Section 4.5 Litigation26

Section 4.6 No Violation26

AMERICAS 111469696

(Continued)

Section 4.7 Brokers26

Section 4.8 No Additional Representations26

Article V REPRESENTATIONS AND WARRANTIES OF THE BUYER27

Section 5.1 Organization and Qualification27

Section 5.2 Authorization; Enforceability27

Section 5.3 No Consents27

Section 5.4 Litigation27

Section 5.5 No Violation27

Section 5.6 Investment Representation28

Section 5.7 Brokers28

Section 5.8 Solvency28

Section 5.9 Compliance with Applicable Laws28

Section 5.10 Independent Investigation29

Section 5.11 No Additional Representations29

Article VI COVENANTS OF THE COMPANy AND SELLER29

Section 6.1 Conduct of Business29

Section 6.2 Further Assurances32

Section 6.3 [Reserved]33

Section 6.4 Reasonable Access; Confidentiality33

Section 6.5 Updated Financials34

Section 6.6 Exclusivity34

Section 6.7 Termination of Affiliate Agreements; Cash Distributions34

Section 6.8 Employee Benefits35

Section 6.9 Pre-Closing Tasks35

Article VII COVENANTS OF THE BUYER35

Section 7.1 Further Assurances35

Section 7.2 [Reserved]35

Section 7.3 Notification35

Section 7.4 R&W Insurance Policy36

Section 7.5 Reasonable Access; Confidentiality36

Section 7.6 Employee Covenant36

Article VIII CONDITIONS PRECEDENT TO THE CLOSING37

Section 8.1 Conditions Precedent to Each Party’s Obligations37

Section 8.2 Conditions Precedent to Obligations of the Buyer37

Section 8.3 Conditions Precedent to Obligations of the Seller38

Article IX CLOSING38

Section 9.1 Time and Place38

Section 9.2 Deliveries by the Company and the Seller39

Section 9.3 Deliveries by the Buyer40

Article X POST CLOSING COVENANTS40

Section 10.1 Tax Covenants40

Section 10.2 Director and Officer Liability and Indemnification43

Section 10.3 Access to Books and Records44

Section 10.4 [Reserved]45

Section 10.5 AttorneyClient Privilege45

AMERICAS 111469696	iii

(Continued)

Section 10.6 Litigation Support45

Section 10.7 Assumption of Litigation; Indemnification.45

Section 10.8 Press Releases and Public Disclosure46

Section 10.9 Use of Seller Marks47

Section 10.10 Insurance48

Article XI TERMINATION49

Section 11.1 Termination49

Section 11.2 Effect of Termination50

Article XII DEFINITIONS50

Section 12.1 Definitions50

Article XIII MISCELLANEOUS60

Section 13.1 Notices, Consents, etc.60

Section 13.2 Severability61

Section 13.3 Successors; Assignment61

Section 13.4 Counterparts; Electronic Signatures61

Section 13.5 Expenses61

Section 13.6 Governing Law61

Section 13.7 Table of Contents and Headings62

Section 13.8 Entire Agreement62

Section 13.9 Third Parties62

Section 13.10 Waiver of Conflict62

Section 13.11 Survival62

Section 13.12 Schedules Generally62

Section 13.13 Interpretive Matters63

Section 13.14 Construction63

Section 13.15 Submission to Jurisdiction63

Section 13.16 Waiver of Jury Trial64

Section 13.17 Specific Performance64

Section 13.18 No Recourse; Releases64

Section 13.19 Buyer Guaranty66

Section 13.20 Seller Guaranty67

AMERICAS 111469696	iv

EXHIBITS AND SCHEDULES

PAGE

Exhibits and Schedules

EXHIBITS:
Exhibit A	-	Calculation of Net Working Capital
Exhibit B	-	Form of Restrictive Covenant Agreement
Exhibit C	-	Form of Transition Services Agreement

SCHEDULES:
Schedule 2.1(c)	-	Seller Transaction Expenses
Schedule 3.1	-	Organization and Qualification
Schedule 3.3(a)	-	Capitalization
Schedule 3.3(b)	-	Company Entities
Schedule 3.3(c)	-	Company’s Equity Interests
Schedule 3.4	-	No Violation
Schedule 3.5(a)	-	Third Party Consents
Schedule 3.5(b)	-	Governmental Consents
Schedule 3.6(a)		Previous Financial Statements
Schedule 3.6(b)		Financial Statements
Schedule 3.6(d)	-	Indebtedness
Schedule 3.7	-	Absence of Undisclosed Liabilities
Schedule 3.8	-	Absence of Certain Changes
Schedule 3.9	-	Taxes
Schedule 3.10(a)	-	Material Contracts
Schedule 3.10(b)		Material Contracts
Schedule 3.11	-	Leased Property
Schedule 3.12	-	Assets, Rights and Properties
Schedule 3.13(a)	-	Registered Intellectual Property
Schedule 3.13(b)	-	Intellectual Property Agreements
Schedule 3.13(b)		Data Privacy and Security
Schedule 3.14	-	Insurance Policies
Schedule 3.15	-	Litigation
Schedule 3.16	-	Compliance with Applicable Laws
Schedule 3.17(a)	-	Regulatory Compliance
Schedule 3.18	-	Environmental Matters
Schedule 3.19(a)	-	Employee Benefit Plans
Schedule 3.20(a)	-	Labor Matters
Schedule 3.20(d)		Employee Litigation Matters
Schedule 3.20(e)	-	Employee Terminations
Schedule 3.21	-	Affiliate Transactions
Schedule 3.23	-	Company Brokers
Schedule 3.24(a)	-	Key Customers
Schedule 3.24(b)	-	Key Suppliers
Schedule 3.25	-	Sufficiency of Assets
Schedule 3.26	-	Bank Accounts
Schedule 3.27	-	Product Warranties and Recalls

AMERICAS 111469696

EXHIBITS AND SCHEDULES
(Continued)

PAGE

SCHEDULES:
Schedule 3.28	-	Backlogs
Schedule 3.29	-	MET Carveout
Schedule 4.4	-	Seller Consents
Schedule 4.7	-	Seller Brokers
Schedule 5.3	-	Buyer Consents
Schedule 6.1	-	Conduct of Business
Schedule 6.9(a)	-	UK Steps
Schedule 6.9(b)	-	Mexico Steps
Schedule 8.2(e)	-	Consents; Approvals; Notices
Schedule 9.2(i)	-	Restrictive Covenant Agreement Persons
Schedule 10.1(f)	-	Allocation Principles
Schedule 10.1(i)	-	Limited Tax Indemnity
Schedule 10.2	-	Indemnification Agreements
Schedule 12.1(a)	-	Permitted Liens
Schedule 12.1(b)	-	Certain Litigation Matters

AMERICAS 111469696	vi

GLOSSARY OF DEFINED TERMS

PAGE

280G Shareholder Vote48

Accrued Taxes54

Action47

Additional Financial Statements37

Affiliate54

Agreement1

Allocation46

Allocation Schedule46

Antitrust Laws54

Balance Sheet8

Benefit Plan54

Business54

Business Day54

Buyer1

Buyer Releasee68

Buyer Releasor68

Buyer’s Knowledge55

Cash on Hand55

Change in Control Payments55

Closing2

Closing Date2

Closing Date Cash on Hand3

Closing Date Cash Payment2

Closing Date Indebtedness3

Closing Date Net Working Capital3

Closing Schedule3

Code55

Company1

Company Employee54

Company Entities7

Company Shares1

Company’s Knowledge55

Competing Transaction37

Condor1

Condor Shares1

Confidential Information36

Confidentiality Agreement39

Consent55

Contaminants18

Contingent Workers24

Continuing Employees39

Contract55

Contracting Parties67

COTS Software16

COVID-1955

COVID-19 Measures55

AMERICAS 111469696

Glossary of Defined TERMS
(Continued)

PAGE

Data Protection Laws55

Data Room55

Debt Financing55

Debt Financing Sources55

Determination Time56

DOJ8

Environmental Law56

Environmental Permits56

Equity Securities56

ERISA56

Estimated Cash on Hand3

Estimated Indebtedness3

Estimated Net Working Capital3

Estimated Working Capital Deficit3

Estimated Working Capital Surplus3

Financial Statements9

Fraud56

FTC8

Fundamental Representations56

GAAP56

General Enforceability Exceptions56

Governmental Authority56

Governmental Consents8

Hazardous Substances57

HSR Act57

Indebtedness57

Indemnified Persons46

Independent Accountant4

Industrias1

Industrias Shares1

Insurance Policies19

Intellectual Property58

Intellectual Property Agreements58

Interim Financial Statements9

Key Customers25

Key Suppliers25

Knowledge of the Buyer55

Knowledge of the Company55

Latest Unaudited Balance Sheet9

Law58

Leased Property15

Leases15

Legal Proceedings20

Liabilities58

Licenses and Permits58

Lien58

Loss58

viii

Glossary of Defined TERMS
(Continued)

PAGE

Losses58

made available58

Material Adverse Effect59

Material Contracts12

Material Licenses and Permits20

Net Working Capital59

Nonparty Affiliates67

OFAC21, 30

Open Source Software59

Order20

Ordinary Course of Business59

Organizational Documents60

Other Agreements60

Outside Date52

Overlap Period60

Owned Intellectual Property60

Parties.1

Party1

Permit60

Permitted Liens60

Person61

Personal Data61

Post-Closing Period61

Pre-Closing Period61

Previous Financial Statements9

Protest Notice3

Purchase Price1

R&W Insurance Policy39

Registered Intellectual Property16

Release Amount43

Release Letters43

Representatives61

Restricted Cash61

Restrictive Covenant Agreements43

Sanctioned Country30

Sanctions30

Section 338 Elections46

Section 338(g) Elections46

Section 338(h)(10) Elections46

Securities Act61

Security Incident19

Seller1

Seller Marks50

Seller Releasee68

Seller Releasor68

Seller Tax Return44

Seller Transaction Expenses61

ix

Glossary of Defined TERMS
(Continued)

PAGE

Shares1

Software62

Subsidiary62

Systems17

Target Net Working Capital62

Tax62

Tax Matter44

Tax Returns62

Taxes62

Taxing Authority62

Third Party Consents8

Threatened62

Transfer Taxes64

Treasury Regulation62

W&C65

WARN Act62

x

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2022, by and among SL Power Electronics Corporation, a Delaware corporation (the “Company”), SL Delaware Holdings, Inc., a Delaware corporation (the “Seller”), AEI US Subsidiary LLC, a Delaware limited liability company (the “Buyer”), solely for purposes of Section 13.19, Advanced Energy Industries, Inc., a Delaware corporation (the “Buyer Guarantor”), and, solely for purposes of Section 13.20, Steel Partners Holdings, L.P., a Delaware limited partnership (the “Seller Guarantor”).  Each of the Company, Seller and Buyer may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article XII below.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company (the “Company Shares”);

WHEREAS, the Company owns direct or indirect interests in the Company Entities (as defined below);

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, pursuant to the terms and subject to the conditions set forth in this Agreement, (i) all of Seller’s right, title and interest in and to all of the Company Shares, (ii) all of Seller’s right, title and interest in and to one (1) share of capital stock of Industrias SL, S.A. de C.V. (“Industrias”), which constitutes a 1% ownership in the equity interests of Industrias (the “Industrias Shares”, together with the Company Shares the “Shares”), with the remaining equity interests of Industrias held by the Company; and

WHEREAS, Seller intends to effect the Corporate Reorganization (as defined below), prior to the Closing;

WHEREAS, it is the intention of the Parties that upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Buyer shall own, directly or indirectly, all of the outstanding equity interests in the Company Entities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

PURCHASE AND SALE OF THE shares
Section 1.1Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase, acquire and accept from the Seller, and the Seller shall sell, convey, assign and transfer to the Buyer, all of the Shares, free and clear of any Liens (other than restrictions on transfer that may be imposed by generally applicable securities Laws).
Section 1.2Purchase Price.  Subject to adjustment pursuant to Section 2.2, the aggregate purchase price for the Shares to be purchased pursuant to Section 1.1 (the “Purchase Price”) shall be an aggregate amount equal to the sum of (a) One Hundred Forty Four Million Five Hundred Thousand Dollars ($144,500,000.00), plus (b) the aggregate amount of Cash on Hand of the Company Entities.  The Purchase Price shall be paid in the amount and in the manner set forth in Section 2.1.

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Section 1.3Closing.  The closing of the purchase and sale of the Shares (the “Closing”) shall take place as and when described in Article IX.  The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date.”
Article II

CONSIDERATION AND MANNER OF PAYMENT
Section 2.1Payments at Closing.
(a)Closing Date Cash Payment.  Subject to adjustment as set forth in Section 2.2, on the Closing Date, the Buyer shall pay to the account of the Seller, an amount (the “Closing Date Cash Payment”) equal to: (i) the Purchase Price, minus (ii) the Indebtedness of the Company Entities as of the Determination Time, minus (iii) the Seller Transaction Expenses.  The Seller shall specify such account(s) in writing at least three (3) Business Days prior to the Closing Date.
(b)Payment of Indebtedness.  On the Closing Date, the Buyer shall pay, or cause to be paid on behalf of the Company Entities, the Release Amount by wire transfer of immediately available funds to the Persons or bank accounts specified in the Release Letter(s) for the Indebtedness delivered pursuant to Section 9.2(h).  The Release Letter(s) shall be provided to Buyer on prior to the Closing Date.
(c)Payment of Seller Transaction Expenses.  On the Closing Date, the Buyer shall pay, or cause to be paid on behalf of the Seller and the Company Entities, the Seller Transaction Expenses by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified in writing by the Seller at least three (3) Business Days prior to the Closing Date.
Section 2.2Adjustments to Purchase Price.
(a)Adjustments to Purchase Price at Closing.
(i)Net Working Capital.  Within ten (10) Business Days prior to the Closing Date, but in no event less than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a reasonable good faith estimate of the Net Working Capital of the Company Entities as of the Determination Time (the “Estimated Net Working Capital”).  If the Estimated Net Working Capital is less than the Target Net Working Capital (such deficiency, the “Estimated Working Capital Deficit”), then the Purchase Price and the Closing Date Cash Payment shall be reduced dollar-for-dollar by the amount of such Estimated Working Capital Deficit.  If the Estimated Net Working Capital is greater than the Target Net Working Capital (such excess, the “Estimated Working Capital Surplus”), then the Purchase Price and the Closing Date Cash Payment shall be increased dollar-for-dollar by the amount of such Estimated Working Capital Surplus.
(ii)Cash on Hand.  Within ten (10) Business Days prior to the Closing Date, but in no event less than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a reasonable good faith estimate of the amount of Cash on Hand of the Company Entities, including a breakdown of Cash on Hand by entity, as of the Determination Time (the “Estimated Cash on Hand”).  The Estimated Cash on Hand shall be used by the Parties as the Cash on Hand of the Company Entities in calculating the Purchase Price on the Closing Date.

2

(iii)Indebtedness.  Within ten (10) Business Days prior to the Closing Date, but in no event less than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a reasonable good faith estimate of the Indebtedness of the Company Entities as of the Determination Time (the “Estimated Indebtedness”).  The Estimated Indebtedness shall be used by the Parties as the Indebtedness of the Company Entities in calculating the Purchase Price on the Closing Date.

In connection with the preparation of the Estimated Net Working Capital, the Estimated Cash on Hand and the Estimated Indebtedness (and prior to delivery thereof in accordance with the foregoing), the Seller shall consult in good faith with the Buyer regarding the amounts and calculations therein.

(b)Closing Date Schedule.  As soon as practicable after the Closing Date, but no later than the seventy-fifth (75th) day following the Closing Date, which date may be extended by the Buyer by notice to the Seller for one additional period of twenty (20) days if required by the Buyer in good faith, the Buyer shall prepare and deliver to the Seller:  (i) a schedule (the “Closing Schedule”) setting forth a calculation of the Net Working Capital of the Company Entities as of the Determination Time (the “Closing Date Net Working Capital”); (ii) the Cash on Hand of the Company Entities as of the Determination Time (the “Closing Date Cash on Hand”); (iii) the calculation of the Indebtedness of the Company Entities as of the Determination Time (the “Closing Date Indebtedness”); and (iv) the amount, if any, by which the Closing Date Net Working Capital, the Closing Date Cash on Hand and/or the Closing Date Indebtedness is less than or greater than the Estimated Net Working Capital, Estimated Cash on Hand and/or Estimated Indebtedness, as the case may be. Upon reasonable notice and at reasonable times, the Buyer shall make reasonably available to the Seller and its financial and accounting representatives all records and work papers used in preparing the Closing Schedule; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Buyer, the Company Entities or the Business.
(i)Protest Notice.  Within thirty (30) days after the Buyer’s delivery of the Closing Schedule to the Seller, which date may be extended by the Seller by notice to the Buyer for one additional period of thirty (30) days if required by the Seller in good faith, the Seller may deliver written notice (the “Protest Notice”) to the Buyer, which describes in reasonable detail, any objections, and the basis therefor, which the Seller may have to the Closing Schedule, including the specific items involved and the specific dollar amount of each such disagreement; provided that any such objections may only be based upon mathematical errors or the Closing Date Net Working Capital, the Closing Date Cash on Hand, and/or the Closing Date Indebtedness not being prepared in accordance with the terms of this Agreement.  The failure of the Seller to deliver such Protest Notice within the prescribed time period will constitute the Seller’s acceptance of the Closing Schedule prepared and delivered by the Buyer and the amounts set forth therein shall be final and binding.  If the Seller delivers a Protest Notice within the prescribed time period, then the Seller and the Buyer will use reasonable efforts to resolve any disagreements as to the computation of the Closing Schedule, within thirty (30) days after delivery of the Protest Notice.  Each portion or element of the Closing Schedule shall become final and binding upon the delivery of a Protest Notice to the extent such Protest Notice does not dispute such portion or element.
(ii)Resolution of Protest.  If the Buyer and the Seller are unable to resolve any disagreement with respect to the Closing Schedule as set forth in Section 2.2(b)(ii) days following the delivery of any Protest Notice, then either the Seller or the Buyer may refer the items in dispute to RSM US LLP is unable to assist then another nationally

3

recognized independent accounting firm mutually agreeable to the Buyer and the Seller, which agreement shall not be unreasonably withheld (the “Independent Accountant”). In such case, the Seller and the Buyer will jointly retain the Independent Accountant and agree to enter into a customary engagement letter, and direct the Independent Accountant to render a written report setting forth its determination of any and all items in dispute (as set forth in the Protest Notice), not later than thirty (30) days after acceptance of its retention.  The Seller and the Buyer shall each submit to the Independent Accountant a binder setting forth their respective computations of the Closing Schedule and specific information, evidence and support for their respective positions as to all items in dispute.  Neither the Seller nor the Buyer shall have or conduct any communication, either written or oral, with the Independent Accountant without the other Party either being present or receiving a concurrent copy of any written communication.  The Independent Accountant may conduct a conference concerning the objections and disagreements between the Seller and the Buyer, at which conference each of the Seller and the Buyer shall have the right to (i) present its documents, materials and other evidence included in its binder (previously provided to the Independent Accountant and the other Party) and (ii) have present its or their advisors, accountants, counsel and other Representatives.  The Seller and the Buyer, and their respective employees and/or agents, shall cooperate fully with the Independent Accountant during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Schedule as promptly as reasonably practicable.  The Independent Accountant shall conduct its review, resolve all disputes and, to the extent necessary, compute the Closing Schedule based solely on the binders submitted by the Seller and the Buyer (not by independent review), and shall determine only those items as in dispute as set forth in the Protest Notice.  The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties absent manifest mathematical error (in which case the Independent Accountant shall re-issue its written report correcting such error).  In resolving any disputed item, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either the Seller or the Buyer, or less than the lowest value for such item claimed by either the Seller or the Buyer, in each case as presented to the Independent Accountant.  The Buyer and the Seller shall pay the fees and expenses of the Independent Accountant in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by such Party (as finally determined by the Independent Accountant) bears to the total disputed amount of such items so submitted.  Other than the fees and expenses of the Independent Accountant, Buyer and Seller will each be responsible for its own costs and expenses incurred in connection with any actions taken pursuant to this Section 2.2(b).
(iii)Dispute Resolution.  Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Schedule shall be resolved solely and exclusively as set forth in this Section 2.2(b).  The scope of the disputed items to be resolved by the Independent Accountant shall be limited to whether the Closing Schedule was prepared in accordance with the terms of this Agreement.  The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties and shall not be subject to collateral attack for any reason absent manifest mathematical error (in which case the Independent Accountant shall re-issue its written report correcting such error).  The Parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction.  As used in this Section 2.2 “final determination” means as finally determined

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pursuant to this Section 2.2, whether by agreement of Buyer and Seller, failure of Seller to deliver timely Protest Notice, or by decision of the Independent Accountant.
(c)Final Net Working Capital Adjustment.  Within five (5) Business Days after the final determination of the Closing Schedule, or the failure of the Seller to submit a timely Protest Notice in respect of the Closing Date Net Working Capital:  (A) if the Closing Date Net Working Capital is less than the Estimated Net Working Capital, then the Seller shall pay (or cause to be paid) the amount of such difference to the Buyer by wire transfer of immediately available funds to the bank account(s) specified by the Buyer, or (B) if the Closing Date Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall pay (or cause to be paid) to the Seller the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by the Seller.  All payments made pursuant to this Section 2.2(c) shall be treated by all Parties as an adjustment to the Purchase Price.
(d)Final Cash on Hand Adjustment.  Within five (5) Business Days after the final determination of the Closing Schedule, or the failure of the Seller to submit a timely Protest Notice in respect of the Closing Date Cash on Hand: (A) if the Closing Date Cash on Hand is less than the Estimated Cash on Hand, then the Seller shall pay (or cause to be paid) the amount of such difference to the Buyer by wire transfer of immediately available funds to the bank account(s) specified by the Buyer, or (B) if the Closing Date Cash on Hand is greater than the Estimated Cash on Hand, then the Buyer shall pay (or cause to be paid) to the Seller the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by the Seller.  All payments made pursuant to this Section 2.2(d) shall be treated by all Parties as an adjustment to the Purchase Price.
(e)Final Indebtedness Adjustment.  Within five (5) Business Days after the final determination of the Closing Schedule, or the failure of the Seller to submit a timely Protest Notice in respect of the Closing Date Indebtedness: (A) if the Closing Date Indebtedness is greater than the Estimated Indebtedness, then the Seller shall pay (or cause to be paid) the amount of such difference to the Buyer by wire transfer of immediately available funds to the bank account(s) specified by the Buyer, or (B) if the Closing Date Indebtedness is less than the Estimated Indebtedness, then the Buyer shall pay (or cause to be paid) to the Seller the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by the Seller.  All payments made pursuant to this Section 2.2(e) shall be treated by all Parties as an adjustment to the Purchase Price.
(f)Any amounts due by Seller on the one hand, and Buyer, on the other hand, pursuant to Section 2.2 may be netted against each other.
Section 2.3Withholding.  The Parties shall be entitled to deduct and withhold from any payments under this Agreement the amounts such Parties are required to deduct and withhold under any provision of applicable Law; provided, however, that no such deduction or withholding may be made so long as Seller delivers a valid IRS Form W-9; provided, further, that the foregoing proviso shall not apply to any payment that is treated as compensation.  Any Taxes deducted or withheld from any payments pursuant this Section 2.3 shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made.  The Party making any such deduction or withholding shall furnish to the other Party official receipts, to the extent provided (or copies thereof) evidencing the payment of any such Taxes.  Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through the payroll process of the Company Entities following the Closing (or any third party payroll agent) in accordance with applicable payroll procedures.

5

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

The Company hereby represents and warrants to the Buyer with respect to the matters specified in this Article III as of the date of this Agreement and, if the Closing occurs, as of the Closing Date, as follows:

Section 3.1Organization and Qualification.  Each Company Entity is duly organized and validly existing under the Laws of its jurisdiction or organization.  Each Company Entity has the requisite power and authority to conduct the Business as it is now being conducted and to own, operate, or lease the properties that it purports to own, operate, or lease.  Each Company Entity is duly qualified or licensed to conduct its business and is in good standing (or the equivalent thereof) under the Laws of the jurisdictions listed on Schedule 3.1, which are all of the jurisdictions where the nature of their businesses or the operation, ownership, or leasing of their property or assets requires such qualification, except, in each case, for any jurisdiction where the failure to be so qualified would not, individually or in the aggregate, be material to the Company Entities.  The Company has made available to the Buyer copies of the Organizational Documents for each Company Entity.
Section 3.2Authorization; Enforceability.  The Company has the requisite power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements, and no other action is necessary to authorize the execution and delivery by the Company of this Agreement and the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company, and the Other Agreements to which the Company is a party have been, or will be at the Closing, duly executed and delivered, and this Agreement and the Other Agreements, assuming the due authorization, execution and delivery in each case by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, the legal, valid and binding obligations of the Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 3.3Capitalization.
(a)The authorized capital stock of the Company consists solely and exclusively of 3,000 shares of common stock, par value $0.01 per share, of which only the Company Shares set forth on Schedule 3.3(a) are issued and outstanding.  All issued and outstanding shares of capital stock or other equity interests of each Company Entity have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to any preemptive rights, and are free and clear of all Liens (other than restrictions on transfer that may be imposed by generally applicable securities Laws).
(b)After giving effect to the Corporate Reorganization, Seller owns, directly or indirectly, beneficially and of record, the issued and outstanding equity interests in the Subsidiaries reflected as being owned, directly or indirectly, by the Seller on Schedule 3.3(b) (such entities together with the Company, the “Company Entities”).  As of the date of this Agreement, there are no preemptive rights, phantom stock, conversion rights, stock appreciation rights, outstanding interests, warrants, options, calls, rights, claims of any character, subscription, voting or other rights, agreements, arrangements, obligations or commitments of any character relating to the obligation by any Company Entity to acquire, redeem, repurchase issue, sell, transfer, deliver, grant any rights to acquire (other than pursuant to this Agreement), or otherwise acquire, any interest of the Company Entities, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any interests of the

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Company Entities.  There are no bonds, debentures, notes or other indebtedness of any Company Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or other equity holders of any Company Entity may vote.  There are no stockholders agreements, voting trusts or other agreements (including sub-participations and silent partnerships) to which any Company Entity is a party or by which any Company Entity is bound (i) relating to the voting, registration or disposition of any shares of the capital stock or other equity interests of such Company Entity, (ii) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors or other governing body of such Company Entity, or (iii) conferring or transferring profits in any Company Entity to any other party.  There are no declared or accrued but unpaid dividends or distributions with respect to the Shares or any shares of capital stock of or other equity interests in any Company Entity.
(c)Except as set forth in Schedule 3.3(c), the Company does not own, directly or indirectly, any equity interest in any other Person.
Section 3.4No Violation.  Except as set forth on Schedule 3.4 and assuming receipt of the Third Party Consents and Governmental Consents as set forth on Schedule 3.5 and to the filing of notices as contemplated by Section 3.5, neither the execution and delivery of this Agreement or the Other Agreements to which any Company Entity is a party, nor the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) constitute a violation of, conflict with or result in a default under the Organizational Documents of the Company Entities, (b) violate, conflict with or result in a default under, or result in the imposition of any Lien (other than Permitted Liens) under or give rise to any right of termination, cancellation, acceleration or modification (in each case whether after the giving of notice, lapse of time or both) under any of the terms, conditions or provisions of any Material Contract to which any Company Entity is a party, or (c) conflict with or violate in any material respect any Laws applicable to the Company Entities or by which any of their properties are bound or any of the Material Licenses and Permits held by the Company Entities (in each case whether after the giving of notice, lapse of time or both).
Section 3.5Consents.
(a)Third Party Consents.  Neither the execution and delivery of this Agreement or the Other Agreements to which any Company Entity is a party, nor the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will require any material Consent under any of the terms, conditions or provisions of any Material Contract to which the Company Entities are a party or by which the assets of the Company Entities are bound (collectively, the “Third Party Consents”), except as set forth on Schedule 3.5(a).
(b)Governmental Consents.  Except for Consents required pursuant to the Material Licenses and Permits held by the Company Entities and listed on Schedule 3.5(b), and (iv) any other filings listed on Schedule 3.5(b), no Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Company Entities in connection with the execution, delivery and performance by the Company of this Agreement and the Other Agreements to which the Company Entities are a party and the consummation of the Closing, which, if not made or obtained, would result in a material violation of any Law or any material liability to the Company Entities, as a whole, or which would have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby and thereby.

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Section 3.6Financial Statements.
(a)Set forth on Schedule 3.6(a) are copies of the unaudited consolidated balance sheet of the Company Entities as at December 31, 2019, December 31, 2020, and December 31, 2021 (collectively, the “Balance Sheets”) and the related consolidated statements of operations, statements of changes in stockholder’s equity, and statements of cash flows for the fiscal years ended December 31, 2019, December 31, 2020, and December 31, 2021 in each case including the related notes and schedules thereto (collectively, with the Balance Sheets, the “Previous Financial Statements”).
(b)Set forth on Schedule 3.6(b) are copies of the unaudited consolidated balance sheet of the Company Entities as at February 19, 2022 (the “Latest Unaudited Balance Sheet”), and the related statements of operations, statements of changes in stockholder’s equity, and statements of cash flows for the two-month period then ended (collectively, with the Latest Unaudited Balance Sheet, the “Interim Financial Statements”, and together with the Previous Financial Statements, the “Financial Statements”).
(c)The Financial Statements, and as of the Closing, the Additional Financial Statements, were prepared from the books and records of the Company Entities, fairly present in all material respects the financial condition of the Company Entities, as of the dates thereof, and the results of operations of the Company Entities, for the periods related thereto, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the Interim Financial Statements lack the footnote disclosure and other presentation items, and are subject to normal year-end adjustments otherwise required by GAAP, which are consistent with prior year adjustments).  No Company Entity is, or has in the past three (3) years been, a party to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934).
(d)Set forth on Schedule 3.6(d) is, as of the date hereof, all of the outstanding Indebtedness of the Company Entities.  The Company has provided or made available to Buyer true, correct and complete copies of each Contract governing such Indebtedness.
(e)The Company Entities maintain a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (ii) that receipts and expenditures of the Company Entities are being made in accordance with appropriate authorizations of management and each of the Company Entities’ board of directors or similar governing body; (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company Entities; and (iv) the Company Entities are in compliance with Sarbanes-Oxley Act of 2002, as amended and supplemented from time to time.
(f)Except for reserves or allowances set forth on the face of the Financial Statements (or booked thereafter consistent with past practice) (i) all of the accounts payable and notes payable of the Company Entities arose in bona fide arm’s length transactions in the Ordinary Course of Business, and no such account payable or note payable is materially delinquent in payment and (ii) all of the accounts receivable of the Company Entities are valid and enforceable claims arising from bona fide arm’s length transactions in the Ordinary Course of Business, and are not subject to any pending, or, to the Knowledge of the Company, threatened, dispute, set-off or counterclaim.  None of the Company Entities have canceled, or agreed to cancel, in whole or in part, any accounts receivable of the Company Entities reflected

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on, or created since the date of, the Financial Statements, except in the Ordinary Course of Business.
(g)Except as would not reasonably be expected to be material to the Company Entities, (i) all inventory of the Company Entities reflected on the face of the Financial Statements (or thereafter acquired) has been acquired in compliance in all material respects with applicable Laws and consists of items of a usable quality and, with respect to finished goods, saleable, in the Ordinary Course of Business, except for slow-moving or obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value, (ii) such quantities of inventory of the Company Entities (whether raw materials, intermediary goods, work-in-process, finished goods or in-transit inventory) are sufficient for the operations of the Business in the Ordinary Course of Business and (iii) all such inventory consisting of components, raw materials, work-in-process, finished goods, in-transit inventory and parts and replacement items are free of any material defect or deficiency.
(h)Within the previous twelve (12) months, the Company Entities and the Business (i) have sold products only in the Ordinary Course of Business and in quantities that are generally consistent with past sales during comparable periods (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions), (ii) have not engaged in any practice (including “channel stuffing”) with the intent of increasing sales of products outside of the Ordinary Course of Business or in anticipation of entering into this Agreement or any similar transactions and (iii) have not agreed to any rights of return or similar arrangements with respect to its products.
Section 3.7Absence of Undisclosed Liabilities.  The Company Entities have no material Liabilities, other than liabilities (a) expressly and specifically reflected in, reserved against or otherwise described in the Financial Statements, (b) that have arisen since the date of the Latest Unaudited Balance Sheet in the Ordinary Course of Business (none of which relates to breach of Contract or Permit, breach of warranty, tort, infringement, or violation of or liability under any applicable Law, or any Legal Proceeding), (c) incurred in connection with the transactions contemplated hereby and included in the Seller Transaction Expenses, (d) arising from outstanding performance obligations under any Contract to which a Company Entity is a party or by which it is bound and that is (i) disclosed in Schedule 3.10(a), (ii) not required to be disclosed in Schedule 3.10(a), or (e) liabilities that are otherwise disclosed on Schedule 3.7.
Section 3.8Absence of Certain Changes.
(a)Since January 1, 2021, (i) except for the marketing of the Company Entities for sale, and except as otherwise set forth on Schedule 3.8, each Company Entity has conducted the Business in the Ordinary Course of Business and (ii) there has been no Material Adverse Effect.
(b)Since January 1, 2021, there have not been, nor has any Company Entity taken any action that would constitute a breach of any covenant set forth in Section 6.1 if such action was taken after the date hereof.
Section 3.9Taxes.  Except as set forth on Schedule 3.9:
(a)Tax Returns.  Each Company Entity has timely filed or caused to be filed with the appropriate Taxing Authority all income Tax Returns and all other material Tax Returns that are required to be filed by, or with respect to, each Company Entity (taking into account any applicable extension of time within which to file), and each such Tax Return is true, correct and complete in all material respects.  None of the Company Entities has requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

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(b)Payment of Taxes.  All income and other material Taxes of each Company Entity (whether or not shown as due on any Tax Return) that are due and payable have been paid or accrued on the books and records of each Company Entity in accordance with GAAP.  The unpaid Taxes of each Company Entity (A) did not, as of the date of the Latest Unaudited Balance Sheet (the “Balance Sheet Date”) exceed the reserve for Taxes set forth on the face of the Latest Unaudited Balance Sheet and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company Entity.
(c)Audits and Other Proceedings.  No Company Entity (A) is currently the subject of (or a party to) an audit, investigation, examination, or other administrative or judicial proceeding concerning Taxes or (B) has received any written notice from any Taxing Authority of the commencement of such an audit, examination, or proceeding.
(d)Deficiencies or Assessments.  No deficiencies or assessments have been asserted or proposed against any Company Entity that have not been finally settled or paid in full.  No claim has been made by a Governmental Authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.
(e)Tax Return Positions.  None of the Company Entities is or has been a party to any “listed transaction” as defined in Code §6707A(c)(1) and Regulation §1.6011-4(b)(2), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law.
(f)Liens.  There are no liens for Taxes on any of the assets of the Company Entities (other than liens arising in the ordinary course for Taxes that are not yet delinquent or that are otherwise Permitted Liens).
(g)Statutes of Limitations.  There are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against any Company Entity, and no such agreement, consent, or waiver has been requested.
(h)Withholding.  All material Taxes that the Company Entities are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper Governmental Authorities within the period prescribed by applicable Law.  All Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed.
(i)Spinoffs.  No Company Entity has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code.
(j)Foreign Matters.  No Company Entity is, or has been at any time during the period set forth in Section 897(c)(1)(A)(ii), a United States real property holding company (as defined in Section 897(c)(2) of the Code).  None of the Company Entities has a permanent establishment in any country other than the country under the laws of which such Company Entity is organized, as determined in accordance with any applicable Tax treaty or convention between the United States and the applicable country.

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(k)Tax Indemnification and Similar Agreements.  None of the Company Entities is a party to or bound by any written Tax allocation, Tax indemnification, Tax assumption, or Tax sharing agreement that will survive the Closing (other than commercial agreements not having a principal purpose relating to Tax that were entered into in the Ordinary Course of Business).
(l)Third Party Liability.  None of the Company Entities (A) has been a member of an affiliated group of entities filing a combined, consolidated, or unitary income Tax Return (other than one of which Seller is currently a member) or (B) has any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise by operation of Law. None of the Company Entities has been appointed or designated (in any Group Tax Return or otherwise) the “designated agent,” “designated member,” “key corporation,” or other similar designation having responsibility for filing or defending Group Tax Returns with any state or local Taxing Authority.
(m)Partnerships.  None of the Company Entities is a partner or a member of any partnership, limited liability company or joint venture, or any other entity classified as a partnership for federal income tax purposes, in each case that it does not directly or indirectly wholly own.
(n)Sales and Similar Taxes.  The Company Entities have properly collected and remitted all material sales and similar Taxes with respect to sales made to their customers or have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales and similar taxes.
(o)Rulings and Closing Agreements.  None of the Company Entities has (i) applied for any Tax ruling or (ii) entered into a closing agreement with respect to Taxes with any Governmental Authority, in each case that will be binding on a Company Entity for a period commencing after the Closing Date.
(p)Escheat; Unclaimed Property.  No Company Entity has any material escheat or unclaimed property liability or obligation to any Governmental Authority.
Section 3.10Material Contracts.
(a)Except as listed or described on Schedule 3.10(a), each Company Entity is not bound by any Contract entered into or in effect on the date hereof of a type described below (such Contracts whether or not listed on Schedule 3.10(a), are herein referred to as “Material Contracts”):
(i)any consulting agreement, employment or severance agreement that provides for annual compensation exceeding $100,000 per year or which cannot be terminated by the Company without penalty on notice of thirty (30) days or less;
(ii)any Contract to grant any change in control or similar bonus, severance or termination pay (in cash or otherwise) to any employee;
(iii)any consulting or sales agent Contract with a third party organization;
(iv)any stock option, phantom equity or equity-linked payment, employee stock purchase or deferred compensation or similar agreement with employees, former employees or consultants of the Company Entities;

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(v)any Contract for capital expenditures or the acquisition of fixed assets in excess of $250,000;
(vi)any Contract that limits, restricts, or purports to limit or restrict the rights of any of the Company Entities to (A) engage in any line of business, (B) compete with any Person, (C) sell any product, or (D) conduct its business in any geographic location (including any Contract containing exclusivity, non-competition, non-solicitation, no-hire, or any similar or like restrictions);
(vii)any Contract relating to any pending or prior acquisition or disposition of any operating business or the capital stock of any other Person or all or a material portion of the assets of any other Person, which either (A) has been entered into during the last three (3) years or (B) contains obligations of any party thereto, which remain outstanding;
(viii)any Contract relating to any acquisition or disposition of real property, which either (A) has been entered into during the last three (3) years or (B) contains obligations of any party thereto, which remain outstanding;
(ix)any Contract relating to the acquisition or disposition of material assets (other than the sale of inventory in the Ordinary Course of Business);
(x)any Contract with any current or former officer, manager, or director of any Company Entity or under which any Company Entity has any liability or obligation to any such current or former officer, manager, or director of any Company Entity;
(xi)any Contract granting any Person a material Lien on all or any part of the material assets of the Company Entities, other than Liens that will be released at or prior to Closing;
(xii)any Contract for Indebtedness in excess of $100,000;
(xiii)any guaranty of a third party related to the Business;
(xiv)any Contract required to be set forth on Schedule 3.21;
(xv)any Contract involving any resolution or settlement of any actual or Threatened Action or Legal Proceeding involving the Company Entities (A) with any Governmental Authority; (B) pursuant to which any Company Entity is obligated to pay consideration after the date of this agreement in the amount of $100,000 or more; (B) for which any liabilities or obligations are outstanding; or (B) that provides injunctive relief or grants specific performance;
(xvi)any Contract granting an officer or management-level employee of the Company Entities or any other party a power of attorney (other than in connection with customs and import-export activities or related activities performed in the Ordinary Course of Business);
(xvii)any Contract that is a collective bargaining agreement or similar Contract with any labor organization or collective bargaining representative;
(xviii)any joint venture, limited liability company, strategic alliance, joint development or partnership agreement to which any of the Company Entities is a party, and any other Contract involving a sharing of profits, losses, costs or liabilities of the Company Entities with any other Person;

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(xix)any Contract containing a covenant granting to any Person other than each Company Entity a right of first refusal, right of first offer, exclusivity, or “most favored nation” or similar arrangement;
(xx)each Contract for warranty, guaranty, or similar undertakings with respect to contractual performance extended by any Company Entity that is materiality different than the standard warranty, guaranty or similar undertaking provided by the Company Entities in the Ordinary Course of Business (which have also been provided to Buyer);
(xxi)any Lease;
(xxii)any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per year;
(xxiii)any Contract (including any series of related Contracts) with any Key Customer;
(xxiv)any Contract (including any series of related Contracts) with any Key Supplier;
(xxv)any Contract that provides any customer of any Company Entity with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Company Entity, including, without limitation, any agreement containing “most favored nation” provisions;
(xxvi)any Contract that provides any Company Entity the benefit of an exclusive dealing or any similar exclusivity provision; any Contract that requires any Company Entity to purchase all or substantially all of its requirements of a particular product or service from a Person;
(xxvii)any Contract that is between any Company Entity, on the one hand, and a Governmental Authority or any Person that is a prime contractor or subcontractor in respect of a Contract with any Governmental Authority, on the other hand;
(xxviii)all Intellectual Property Agreements required to be set forth on Schedule 3.13(b);
(xxix)any Contract utilized by both the Business and the Seller or Affiliates of the Seller that are not the Company Entities;
(xxx)any Contract not described (or required to be disclosed on Schedule 3.10(a)) pursuant to the foregoing clauses and the performance of which requires aggregate payments to or from the Company Entities in excess of $500,000 per annum, other than agreements entered into in the Ordinary Course of Business; or
(xxxi)any Contract or other arrangement (including advance purchase orders) (A) for materials in excess of $500,000, or (B) for materials that contain non-cancellable, non-reschedule, or similar terms or conditions.
(b)The Company and Seller have made available to the Buyer a true and correct copy of each Material Contract, together with all written modifications and supplements thereto (including all exhibits, addenda, amendments, waivers, or other changes thereto). Except as set forth on Schedule 3.10(b), (1) each Material Contract is valid, binding, in full force and effect, and enforceable by each Company Entity against the parties thereto, in accordance with its

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terms, except as such enforceability may be limited by the General Enforceability Exceptions, (2) neither any of the Company Entities nor, to the Company’s Knowledge, any other party to such Material Contracts, are in material breach of or default under any of the Material Contracts, and there are no material disputes under any Material Contracts, (3) the Company Entities have not waived any material rights under any of the Material Contracts nor modified any material terms thereof.  Except as set forth on Schedule 3.10(b)Section 3.10(b), neither the Seller, its Affiliates, nor any Company Entity, have received any written or, to the Knowledge of the Company, other notice (x) alleging any such violation or default or (y) that any other party to any Material Contract intends to modify, cancel or terminate any such Material Contract.
Section 3.11Real Property.
(a)Schedule 3.11 sets forth a list of all real property in which the Company Entities have a leasehold or subleasehold interest (such leased real property is herein referred to as the “Leased Property”), including the address thereof.  The Company has made available to the Buyer a true and correct copy of each lease, sublease or any other material agreement pertaining to any of the Leased Property, and all amendments, supplements, and exhibits thereto (collectively, the “Leases”) all of which are listed on Schedule 3.11.
(b)The Company Entities hold a valid leasehold interest in the Leased Property and has quiet enjoyment of such Leased Property, in each case free and clear of all Liens, except for (i) Liens listed or described on Schedule 3.11 or (ii) Permitted Liens.  Except as set forth on Schedule 3.11, the Company Entities are not in material default under any Lease.  To the Company’s Knowledge, no other party to any Lease is in material default under such Lease.  Each Lease is valid, binding, in full force and effect, and enforceable by each Company Entity against the parties thereto, in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.  No event has occurred which with the passage of time or giving of notice, or both would constitute a material default by any Company Entity or, to the Company’s Knowledge, by any other party, of any obligation under any such Lease.  No Company Entity has provided or received any notice of intention to terminate any Lease.
(c)No Company Entity has subleased, licensed or otherwise granted any third party the right to use or occupy such Leased Property or any portion thereof.  No Company Entity has granted any Liens on any Leased Property or any interest therein other than Permitted Liens or Liens that will not survive the Closing.  The Leased Property and the Leases constitute all interests in real property currently used, occupied or held for use by the Company Entities in connection with the Business.  To the Company’s Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain pending or threatened with respect to the Leased Property.  To the Company’s Knowledge, there are no pending special assessments for public improvements or otherwise affecting the Leased Property or any contemplated improvements affecting the Leased Property that may result in special assessments affecting the Leased Property.  No security deposits or portion thereof deposited with respect to any Lease have been applied in respect of a breach or default under such Lease which has not been redeposited in full.  All of the Leased Property has permanent rights of access to dedicated public highways or roads, and there is no pending or, to the Company’s Knowledge, threatened restriction or denial, governmental or otherwise, of such ingress or egress. No Company Entity owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.
(d)All buildings, structures, fixtures, equipment, and building systems and equipment, and all components thereof that constitute the Leased Property that are required, pursuant to the Leases, to be maintained or repaired by any Company Entity have been so

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maintained and/or repaired in all material respects (subject to ordinary wear and tear), and are supplied with utilities necessary for the operation of the Business as currently conducted at such facilities.  There are no imminent material capital repairs or replacements required at any Leased Real Property for which no or inadequate reserves have been established under GAAP.
(e)No Company Entity owns, or has owned in the past three (3) years, any parcel of real property.  No Company Entity is a party to any Contract to purchase any real property or interest therein.
Section 3.12Assets, Rights and Properties.  Except as set forth on Schedule 3.12, the Company Entities have good and valid title to, a valid leasehold interest in, or a valid license to use, all of the assets, rights and properties owned, licensed or leased by it or are otherwise used in the operation of the Business by any of the Company Entities (including, other than inventory, assets, rights and property disposed of in the Ordinary Course of Business since the date of the Latest Unaudited Balance Sheet, the items of tangible personal property reflected on the Latest Unaudited Balance Sheet), free and clear of all Liens other than Permitted Liens.  Each of the Company Entities’ equipment and other tangible assets are in good operating condition and repair (normal wear and tear excepted), have been maintained and repaired in the Ordinary Course of Business consistent with the standards generally followed in the industry in which the Business operates, and are suitable for their intended use.  The assets, rights and properties (tangible and intangible) of the Company Entities are sufficient for the conduct of the Business as presently conducted, as conducted during the twelve (12) month period immediately preceding the Closing Date, in each case, in the Ordinary Course of Business, and, taking into account capital expenditures set forth in the 2022 projections provided to Buyer, as proposed to be conducted following the Closing Date.  Since January 1, 2021, there has not been any material interruption of the operations of the Business.
Section 3.13Intellectual Property.
(a)Schedule 3.13(a) sets forth a list of all patents, registered trademarks, registered copyrights, pending applications to register patents, trademarks or copyrights, and internet domain name registrations included in the Owned Intellectual Property (collectively, the “Registered Intellectual Property”).  All Registered Intellectual Property are registered and/or applied for in the name of a Company Entity, and are valid and in effect, and as of the date hereof, all annuity, renewal, or other maintenance fees have been paid and all other maintenances actions have been taken with respect to any material Registered Intellectual Property.
(b)Schedule 3.13(b) sets forth a list of all Intellectual Property Agreements, other than Agreements under which a Company Entity licenses unmodified commercially-available Software or commercial off-the-shelf Software (collectively, “COTS Software”) on a non-exclusive basis.  No Company Entity has granted another Person an exclusive right or license to any Owned Intellectual Property that is material to the Business as currently conducted.  Except for agreements disclosed in or as a part of Schedule 3.13(b) and COTS Software, no Company Entity has any obligation to compensate any Person solely for the use of any Intellectual Property or to grant exclusive licenses in Intellectual Property used in the conduct of the Business to any third party.
(c)The Company Entities own all right, title and interest in all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and have the right to use all other material Intellectual Property used in the conduct of the Business. Except as would not reasonably be expected to be material to the Company Entities and without limiting the generality of the foregoing, (i) each Company Entity has entered into binding, written agreements with every current and former employee of such Company Entity, and with every

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current and former independent contractor, of such Company Entity whereby such employees and independent contractors assign to such Company Entity any ownership interest and right they may have in the Intellectual Property developed for such Company Entity (or all such interests and rights vest in a Company Entity by operation of law) and (ii) the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Entities’ right to own or use any Intellectual Property as owned or used in the conduct of the Business as currently conducted. Other than the Company Entities, no Affiliate of the Company and no Affiliate of the Seller owns any Intellectual Property used in or necessary for the conduct of the Business.
(d)Except as would not reasonably be expected to be material to the Company Entities, the conduct of the Business and the use of the Owned Intellectual Property by the Company does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated, or otherwise violated any Intellectual Property rights of any Person.  There are no Legal Proceedings pending against the Company Entities alleging infringement, misappropriation, or other violation of any Intellectual Property rights of any Person.  No customer or other Person has delivered a written claim to a Company Entity for indemnification of such Person for alleged or actual infringement, misappropriation, or other violation of any Intellectual Property rights of any Person.
(e)To the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Owned Intellectual Property in any material respect. No Company Entity has asserted any written claims against any Person alleging infringement, misappropriation, or other violation of any Owned Intellectual Property.  There are no Legal Proceedings pending against the Company Entities challenging the validity or enforceability of any Owned Intellectual Property or a Company Entity’s ownership of any Owned Intellectual Property.
(f)The Company Entities have taken commercially reasonable measures to maintain (i) the confidentiality of its trade secrets and other confidential information and (ii) the confidentiality of the trade secrets and other confidential information of other Persons that have been disclosed to a Company Entity pursuant to a written Contract including an obligation to keep such information confidential.
(g)The Company Entities have taken commercially reasonable measures designed to maintain the security, operation and integrity of its computer, information technology, data processing systems, facilities, services, Software and systems (the “Systems”).  To the Company’s Knowledge, in the past three (3) years, there have been no material outages, disruptions or interruptions of the Systems that have materially adversely impacted the conduct of the Business.  Without limiting the generality of the foregoing, and except as would not reasonably be expected to be material to the Company Entities, (i) the Company Entities own, license or otherwise have the right to use the Systems, and the Systems are in reasonably good working condition, as necessary and sufficient for the operation of the of the Business in the manner it is currently being conducted (and taking into account the services provided pursuant to a transition services agreement(s), if any), and each Company Entity has sufficient licenses to cover every site, seat, copy, installation, and user of all Software and other components of the Systems as necessary for the conduct of the Business; (ii) all royalties and other payments due under Intellectual Property Agreements and agreements relating to the use of the Systems have been paid when due and none of the Company Entities are not in material breach of any obligations owed under such agreements; and (iii) none of the Company Entities has received notice of or is aware of any material circumstances including, without limitation, the execution

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of this Agreement and consummation of transactions contemplated by this Agreement, which would enable any third party to terminate any of Intellectual Property Agreements or agreements relating to the Systems (including maintenance and support).
(h)To the Knowledge of the Company, the Software used by any Company Entity that is material to the operation and business of the Company Entities is substantially free of any material defects, bugs and errors and disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (other than code used by the applicable Company Entity in connection with support and maintenance services related to Owned Intellectual Property) (“Contaminants”). The Company Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.  The Company Entities make back-up copies of data and information critical to the conduct of the business at reasonable intervals and conducts periodic tests to ensure the effectiveness of such back-up systems.
(i)No Company Entity has granted to any Person the right to modify, or has placed into escrow in support of obligations to any Person, any source code of Owned Intellectual Property that is material to the conduct of the Business as currently conducted or is obligated to do so pursuant to a Contract.  To the Knowledge of the Company, no Owned Intellectual Property contains any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices that would reasonably be expected to disrupt or interfere with the operation of the Owned Intellectual Property or equipment upon which the Owned Intellectual Property operates.  To the Knowledge of the Company, no Owned Intellectual Property includes or installs any spyware, adware, or other similar Software that monitors the use of the Owned Intellectual Property or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Owned Intellectual Property or remote computer, as applicable (other than such code used by the applicable Company Entity in connection with support and maintenance services related to Owned Intellectual Property).
(j)The development of any Owned Intellectual Property with any Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any Owned Intellectual Property of any Open Source Software, does not obligate a Company Entity to disclose, make available, offer or deliver any portion of the source code of any material Owned Intellectual Property to any third party other than the applicable Open Source Software.
(k)Except as set forth on Schedule 3.13(k), the Company Entities have complied in the past three (3) years in all material respects with the Laws applicable to their collection or use of Personal Data and with their publicly available privacy policies relating to the collection, storage, use and onward transfer of all Personal Data collected by the Company Entities.  The Company Entities have, and to their Knowledge, their service providers have, reasonable security measures in place designed to protect Personal Data and other information relating to their employees and customers under their possession or control from unauthorized access.  Except as set forth on Schedule 3.13(k), to the Company’s Knowledge, in the past three (3) years no Company Entity has suffered any material breach in security or privacy that has permitted any unauthorized access to Personal Data (“Security Incident”); and no Company Entity has notified any individuals or Governmental Authority with respect to any Security Incident. No Company Entity has been subject to any ransomware attack or paid any ransom to any third party. In the past three (3) years, no Company Entity has received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action

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(including any fines or other sanctions), or other legal action or proceeding relating to, any actual, alleged, or suspected Security Incident or violation of any Data Protection Laws involving Personal Data.
(l)The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the transfer of all Personal Data in the possession or control of each Company Entity, do not and will not: (i) conflict with or result in a material violation or breach of any Data Protection Laws or Company privacy or data security policies; or (ii) require the material consent of or notice to any Person concerning such Person’s Personal Data.
Section 3.14Insurance Policies.  To the Company’s Knowledge, all material insurance policies, including, without limitation, property, general liability, product liability, and umbrella insurance policies, maintained as of the date hereof by or for the benefit of the Company Entities (collectively, the “Insurance Policies”) are in full force and effect for such amounts as are sufficient for requirements of Law, and all premiums with respect thereto covering all periods up to the Closing Date have been paid when due.  Except as set forth on Schedule 3.14, to the Company’s Knowledge, (a) there have been no material claims made under any Insurance Policies at any time during the five (5)-year period prior to the date hereof, (b) none of the Company Entities have received written notice under any Insurance Policy denying, reserving rights, or disputing any claim (or coverage with respect thereto) made by the Company Entities or any notice (written or otherwise) regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the three (3)-year period prior to the date hereof and there is no reason or state of facts that could lead to the cancellation or termination of any Insurance Policy (c) each Company Entity, as applicable, has given timely notice to their insurers of all material claims that may be insured by such Insurance Policies and (d) no Company Entity has any outstanding material insurance claims (whether pending or to be made).
Section 3.15Litigation.  Except as set forth on Schedule 3.15, there are no civil, criminal or administrative suits, complaints, grievances, injunctions, judgment actions, proceedings, investigations, hearings claims or orders before any court or Governmental Authority (collectively, “Legal Proceedings”) pending or, to the Company’s Knowledge, Threatened, against or which relate to the Company Entities or their assets.  Schedule 3.15 sets forth a list of (a) the Legal Proceedings (i) that are currently, or at any time within the previous five (5) years were, pending, and (ii) to the Knowledge of the Company, that are currently, or in the last five (5) years were, Threatened, in each case against the Company Entities or affecting any of the Company Entities properties or assets (or to the Knowledge of the Company against or affecting any of the officers, directors or employees of the Company Entities with respect to the Company Entities’ business), before any Governmental Authority, and (b) any Legal Proceedings by a Company Entity currently, or at any time within the previous five (5) years were, pending against a third party before any Governmental Authority. Except as set forth on Schedule 3.15, the Company Entities are not subject to any material judgment, order, ruling, consent, writ, injunction or decree (“Order”) of any court or Governmental Authority that is or would reasonably be expected to be material to the applicable Company Entity.
Section 3.16Compliance with Applicable Laws.  Except as set forth on Schedule 3.16, the Company Entities have been for the past three (3) years, and continue to be, in material compliance with any Law or Order applicable to the Company Entities.  None of Seller or its Affiliates, including any Company Entity, has received any written (or to the Company’s Knowledge, oral) notice from any Governmental Authority asserting a material failure, or possible material failure, to comply with any such Laws.

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Section 3.17Regulatory Compliance.
(a)Schedule 3.17(a) contains a complete and correct list of all material Licenses and Permits maintained by the Company Entities as of the date hereof that are necessary and material to the conduct of the Business as currently operated (whether or not listed on Schedule 3.17(a), collectively, the “Material Licenses and Permits”), except to the extent that any such failure to hold such Material Licenses and Permits, is not material to the applicable Company Entity.  All such Material Licenses and Permits are in full force and effect.  To the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default thereunder or material violation thereof.
(b)The Company Entities are, and for the past three (3) years have been, in compliance in all material respects with the terms and conditions of the Material Licenses and Permits and except as would not reasonably be expected to be material to the Company Entities, have received no written notices that they are in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Licenses and Permits.  The Company Entities have not received written (or to the Company’s Knowledge, oral) notice that any of the Material Licenses and Permits will not be renewed and, to the Company’s Knowledge, there are no proceedings pending to revoke or withdraw any such Material Licenses and Permits.
(c)No Company Entity or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting for or on behalf of a Company Entity is or has been in the past five (5) years in violation in any material respect of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption Laws applicable to the Company Entities.  Without limiting the generality of the foregoing, the Company Entities are and have been in the past five (5) years in compliance in all material respects with all applicable Laws concerning the importation of merchandise as well as antidumping and countervailing duties, including but not limited to those administered by the U.S. Customs and Border Protection, the export or re-export of products (including technology and services), including but not limited to the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the International Traffic in Arms Regulations administered by the U.S. Department of State, economic sanctions, including but not limited to those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or the ethical conduct of international business activities.  No Company Entity currently has, has ever had, or is required to have, any permit or export classification, as a manufacturer, exporter or otherwise, of defense articles by the International Traffic in Arms Regulations, Bureau of Industry and Security, OFAC, or the U.S. Department of State of Directorate of Defense Trade Controls.  Except as set forth in Schedule 3.17(c), each of the Company Entity’s products, subassemblies and parts are: (i) not specifically described under any Export Control Classification Numbers on the Commerce Control List maintained by the U.S. Department of Commerce, Bureau of Industry and Security and are accordingly designated as EAR 99.  The Company Entities do not sell, and have not sold, any products to, or for use in, a Sanctioned Country.
Section 3.18Environmental Matters.  Except as set forth on Schedule 3.18 and (i) each Company Entity for the last three (3) years has complied in all material respects with, and is in compliance in all material respects with all applicable Environmental Laws, and none of Seller or its Affiliates, including any Company Entity, has received any unresolved written notice from any Governmental Authority or any other Person alleging that any Company Entity is not in compliance in all material respects with any Environmental Law or that any Company Entity has any current and continuing material obligation or potential material liability, including for material response, cleanup or remediation activities or the costs

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thereof, pursuant to any Environmental Law, (ii) each Company Entity has obtained, has complied in all material respects with and is in compliance in all material respects with all Environmental Permits, (iii) there are no Liens of any kind on any real property owned, leased, or operated by any Company Entity arising out of or related to any Environmental Laws; (iv) none of the Company Entities (nor any Person whose liability any Company Entity has assumed, undertaken or become subject to) has with respect to the Business, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any substance, including any Hazardous Substance(s), or owned or operated the Business or in such a manner as to give rise to any current or future liabilities under Environmental Laws, or is presently conducting any material response, cleanup or remediation activities pursuant to any Environmental Law at any property or facility contaminated by any Hazardous Substance, (v) none of the Company Entities has, with respect to the Business, manufactured, sold, marketed, installed or distributed products or items containing asbestos or other Hazardous Substances in a manner that fails to comply with or otherwise gives rise to material liability under Environmental Laws or customer contract terms, (vi) there are no planned capital expenditures required of any Company Entity to reduce, offset, limit or otherwise control pollution and/or emissions, manage wastes or otherwise ensure compliance with Environmental Laws (including costs of remediation, or required implementation of noise or pollution control equipment) other than those reflected on the capital expenditure budgets delivered to or made available to Buyer, and (vii) Seller has furnished to Buyer copies of all material environmental audits, reports and other similar documents bearing on potential or actual liabilities under or compliance with Environmental Laws, in each case relating to any Company Entity’s currently or formerly owned or operated properties, facilities, Business or operations which are in any of their respective possession or reasonable control.

Section 3.19Employee Benefit Plans.
(a)All Benefit Plans and their plan sponsors are listed in Schedule 3.19(a).
(b)With respect to each Benefit Plan, the Company has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination, opinion or notification letter which covers each such Benefit Plan, if applicable; and (iii) any summary plan description, summary of material modification and other written communications (or a description of any oral communications) by the Company Entities to the Company Employees concerning the extent of the benefits provided under a Benefit Plan.
(c)Each Benefit Plan has, in all material respects, been administered in accordance with its terms and is in material compliance in form and operation with ERISA, the Code and other applicable Laws.  No Company Entity, or to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or breach of any fiduciary duty under ERISA, in the most recent six (6) years, which would result in the imposition on any Company Entity of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, or result in any material liability for any Company Entity under ERISA or any agreement to indemnify.
(d)Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under the Code, and to the Knowledge of the Company, nothing has occurred which could reasonably be expected to result in the loss of such qualification or the revocation of such favorable determination, opinion or advisory letter.

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(e)There are no material actions, suits, or claims (other than routine, non-contested claims for benefits) pending, or, to the Companies’ Knowledge, Threatened, against the Benefit Plans and to the Company’s Knowledge, no facts or circumstances exist that could give rise to any such litigation or other formal proceedings.
(f)The Company Entities do not and have not, either currently or at any time in the past, maintain or maintained, contribute or contributed to, sponsor or sponsored or otherwise have any liability with respect to a multiemployer plan as defined in Section 3(37) of ERISA or a Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  No Benefit Plan that is subject to the Laws of a jurisdiction other than the United States is a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA).
(g)Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A to which any of the Company Entities is a party complies with and has been maintained in accordance with the requirements of Code Section 409A in all material respects.
(h)Except as required under applicable Law, no Benefit Plan provides welfare coverage or benefits (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) following retirement or other termination of employment.  Each Benefit Plan that is a group health plan has been designed and operated in a manner that will not result in the occurrence of any assessable material payment under Code Section 4980H, and each Company Entity has complied in all material respects with its reporting obligations under Code Section 6056.
(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, could (whether alone or in connection with any subsequent event(s)) (i) result in any material payment becoming due to any Company Employee under any Benefit Plan; (ii) entitle any Company Employee to material severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement; (iii) result in the limitation of or restriction of the right of the Company Entities (or any of its successors) to merge, amend, or terminate any Benefit Plan; (iv) materially increase any benefits under any Benefit Plan; (v) result in the acceleration of the time of payment, vesting or funding of any such benefits to any Company Employee or under any Benefit Plan; or (vi) result in payments under any Benefit Plan which would not be deductible under Section 280G of the Code.
Section 3.20Labor Matters.
(a)Each Company Entity is in compliance, and has in the past three (3) years been in compliance, in all material respects with all applicable Laws relating to employment of labor and employment practices, including terms and conditions of employment, wages, hours, occupational safety and health, equal opportunity, fair labor standards, nondiscrimination, workers compensation, accessibility for those with disabilities, immigration and collective bargaining.  Except as set forth on Schedule 3.20(a), no Company Entity is a party to or bound by any collective bargaining, tariffs, works, or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union or works council.  No union organizing activities are pending, or, to the Knowledge of the Company, threatened, and no such activities have occurred within the past three (3) years.  There is no labor slowdown, stoppage, strike, lockout, or other material labor dispute pending, or, to the Knowledge of the Company, threatened against or affecting any Company Entity, and no such dispute has occurred within the past three (3) years.  Within the past twelve months (12) months, no Company Entity

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has implemented any plant closing or employee layoffs that required any advance notice under the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company Entities.
(b)Seller has provided Buyer with a complete and accurate list of all employees of the Company Entities, broken down by Company Entity, including (A) each such employee’s position or title, annualized base salary or hourly wage (as applicable), annual commission opportunity or bonus potential, date of hire, business location, accrued, unused vacation, whether such employee is on a leave of absence, sick and/or paid time off, and part-time or full-time status, (B) whether each such United States employee is classified as exempt or non-exempt for wage and hour purposes and (C) the total amount of bonus, severance, retention, change of control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.
(c)Seller has provided Buyer with a complete and accurate list of all independent contractors and consultants (“Contingent Workers”) showing for each the nature of services provided, initial date of engagement, business location, average hours of services performed per week and any notice period required to terminate the engagement.  All leased or temporary workers are engaged on a temporary or non-permanent basis pursuant to the terms of any agreements between the Company Entities and temporary staffing agencies and, to the Knowledge of the Company, are paid by such staffing agencies for all hours worked consistent with applicable wage and hour laws.  To the extent that any Contingent Workers are currently or have been engaged or used for the past three (3) years, the Company Entities have in all material respects properly classified and treated them in accordance with applicable Laws and for purposes of all classification, wage and hour Laws, and Tax Laws and regulations.
(d)Except as set forth in Schedule 3.20(d), there are no pending material administrative charge or court complaint against any Company Entity concerning alleged, and for the past three (3) years there have been no material actions, suits, claims, investigations, grievances, complaints, charges or other Legal Proceedings against any of the Company Entities pending, or to the Knowledge of the Company, filed or threatened in writing, by or with any judicial, regulatory or administrative forum, under any private dispute resolution procedure in connection with employment or labor matters, including, without limitation, any claim relating to alleged unfair labor practices, employment discrimination, harassment, retaliation, equal pay or other employment-related matters arising under applicable Laws.  None of the Company Entities are currently being audited or investigated with respect to any labor or employment Laws.  None of the Company Entities are subject to any affirmative action obligations under any Law or Order.  All employees of each Company Entity in the United States are at-will employees.  The Company Entities are not delinquent in any material respect with respect to payments to any of their respective employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or Contingent Workers.
(e)Except as set forth in Schedule 3.20(e), to the Knowledge of the Company, there is no officer or employee that is material to the business, or group of employees or Contingent Workers of any of the Company Entities who has or have indicated an intention to terminate his, her or their employment with any Company Entity, and in the past six (6) months, no employment of any officer or employee that is material to the business of any Company Entity has been terminated for any reason.
(f)The Company Entities are in compliance in all material respects with the requirements of all immigration legislation and requirements in the United States and applicable

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foreign jurisdictions, including the Immigration Reform Control Act of 1986, including but not limited to all applicable policies with respect to collecting, verifying and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Form I-9 for each of their employees.
Section 3.21Affiliate Transactions.  Except as set forth on Schedule 3.21(a), none of the Company Entities or any of its Affiliates have any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or customer of the Company Entities, or in any Person from whom or to whom the Company Entities have leased any real or personal property or in any other Person with whom the Company Entities have any business relationship.  Except for such agreements as will be terminated prior to or at the Closing, with no further liability or obligation on the part of the Company Entities, Schedule 3.21(b) sets forth a complete and accurate list of all Contracts, arrangements, agreements, or transactions between (a) any Company Entity, on the one hand, and any Affiliates of the Company Entities, on the other hand or (b) any officer, director, or senior management employees, on the one hand, and any Company Entity, on the other hand other than Contracts relating to employment and/or consulting services provided in such Person’s capacity as an employee, consultant or officer of any Company and entered into at arms’-length and in the Ordinary Course of Business and made available to Buyer.  To the Company’s Knowledge, neither the Seller, its Affiliates, nor any of their directors or officers or any Affiliate or immediately family of any such director or officer owns any property or right, tangible or intangible, materially used in the Business. As of the Closing, there are no amounts owed or otherwise payable under the agreements set forth on Schedule 3.21(b), except as specified therein.
Section 3.22Books and Records.  The Company Entities have maintained their books and records in the Ordinary Course of Business.  The books and records of the Company Entities have been made available to the Buyer.
Section 3.23Brokers.  Except as set forth in Schedule 3.23, no broker, investment banker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Entities.  The Company Entities are not subject to any “tail” provision that would require payment in connection with any future acquisition or sale by or of any Company Entity.
Section 3.24Key Customers and Suppliers.
(a)Schedule 3.24(a) sets forth a complete and accurate list of the names of the twenty (20) largest customers of the Company Entities by revenue in each of the calendar years 2021 and 2020 (the “Key Customers”) and the revenue generated from such customers during such period.  None of the Company Entities, Seller, or any of their respective Affiliates has received any written notice from any Key Customer, and to the Company’s Knowledge no Key Customer has otherwise notified any such Person, that such Key Customer has stopped, materially decreased the volume of, or materially changed, adjusted, terminated, altered or otherwise modified any of the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from the Business or the Company Entities (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or intends or otherwise expects to take any of the foregoing actions. There is no dispute pending or, to the Knowledge of the Company, threatened with or by Seller or any Company Entity with any of the Key Customers.
(b)Schedule 3.24(b) sets forth a complete and accurate list of the names of the fifteen (15) largest licensors, vendors, suppliers, service providers, and other similar business relations of the Business by dollar value of purchases in each of the calendar years 2021 and

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2020 (collectively, the “Key Suppliers”) and the amounts paid to each Person during such period.  None of the Company Entities, Seller, or any of their respective Affiliates has received any written notice from any Key Supplier, and to the Company’s Knowledge no Key Supplier has otherwise notified any such Person, that such Key Supplier (i) has stopped, materially decreased the volume of, or materially changed, adjusted, terminated, altered or otherwise modified any of the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business or the Company Entities (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or intends or otherwise expects to take any of the foregoing action, or (ii) has provided notice of termination, notice of last time buy, has discontinued, will not supply, or does not have available on the Ordinary Course of Business any parts used or expected to be used in products of the Company Entities.  There is no dispute pending or, to the Knowledge of the Company, threatened with or by Seller, its Affiliates, or any Company Entity with any of the Key Suppliers that would reasonably be expected to result in a material liability.
Section 3.25Sufficiency of Assets.  Except as set forth in Schedule 3.25, the title, right and interest of the Company Entities in and to the assets, properties and rights of every kind and nature used (or held for use) in or relating to the conduct of the Business are sufficient in all material respects for the operation of the Business as reflected on the Latest Unaudited Balance Sheet, except for properties and assets disposed of in the Ordinary Course of Business.
Section 3.26Bank Accounts.  Schedule 3.26 contains a correct and complete list of all banks, trust companies, savings and loan associations and other financial institutions at which any Company Entity maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its business together with the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
Section 3.27Product Warranties and Recalls.  Schedule 3.27 sets forth a true and complete list of all material product recalls and other replacement, field fix, retrofit and modification campaigns made by or on behalf of a Company Entity in the past three (3) years.  No Company Entity has received notice of any material unresolved claim of personal injury, death, or property or economic damages, or any unresolved claim for injunctive relief in connection with any product manufactured or sold by, or any service provided by, such Company Entity other than claims made under or pursuant to standard contractual product or service warranties of the Company Entities made available to Buyer.  None of the products designed, manufactured or distributed by, or any service provided by, the Company Entities suffer in any material respect from any material defects, or otherwise fail to meet and comply with applicable customer standards or specifications, in each case in such a manner as would be reasonably likely to give rise to any material product liability or warranty claims against a Company Entity.  The Company is in compliance in all material respects with all applicable state and federal regulatory obligations with regard to disclosure of product safety defects.  None of the Company Entities have extended to any of its customers any material written product warranties, indemnifications or warranties outside of the Ordinary Course of Business.  There are no material claims pending or, to the Knowledge of the Company, threatened against any Company Entity with respect to any warranty that covers products designed, manufactured, packaged, marketed, labeled, shipped, sold or distributed, or services provided, by or on behalf of the Company Entities.  There has been no actual material defect or hazard in any of the manufacture, design or workmanship in any product (or component thereof) which has been designed, manufactured, packaged, marketed, labeled, shipped, sold or distributed by or on behalf of the Company Entities.  All products and services designed, manufactured, packaged, marketed, labeled, shipped, sold or distributed by or on behalf of the Company Entities have been designed, manufactured and labeled so as to meet and comply with all material applicable customer standards and specifications, product specifications, applicable contractual commitments, warranties and all applicable Laws.

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Section 3.28Backlogs.  Except as would not reasonably be expected to be material to the Company Entities, to the Company’s Knowledge, no orders included in the Backlog (a copy of which is included in Schedule 3.28)  have been cancelled or reduced, and each such Backlog order is at a price and on terms (including margin) consistent with the Ordinary Course of Business. As of the date hereof, the Company Entities possess sufficient inventory of parts, materials, and personnel to satisfy the Backlog within their scheduled delivery dates or, such parts or materials currently have lead times such that the Company Entities can acquire such parts and materials in time to produce and ship or perform such Backlog in accordance with the scheduled performance dates, except as would not reasonably be expected to be material to the Company Entities.
Section 3.29Corporate Reorganization.  Each of the implementing documents in respect of the Corporation Reorganization (a) is, or when entered will be, a valid and binding agreement of the parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, (b) has not been materially amended or modified from the copy thereof made available to Buyer prior to the Closing, and (c) is not the subject of any material Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.  To the Company’s Knowledge, none of the parties to any of the Reorganization Documents are in default of, or have received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default of, such Reorganization Documents.  Following the Corporate Reorganization, none of the Company Entities will own any right, title, and/or interest in or to the equity interest of Condor.
Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Seller hereby represents and warrants to the Buyer, as of the date of this Agreement and, if the Closing occurs, as of the Closing Date, as follows:

Section 4.1Organization and Qualification.  Seller has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation.
Section 4.2Authorization; Enforceability.  Seller has the requisite power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party, and no other action is necessary to authorize the execution and delivery by the Seller of this Agreement and the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and the Other Agreements and the consummation by and the Seller of the transactions contemplated hereby and thereby have been duly authorized by the Seller.  This Agreement has been duly and validly executed and delivered by the Seller, the Other Agreements to which the Seller is a party will be duly executed and delivered by the Seller at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Seller, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.  The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest, legal and beneficial, in the Shares.
Section 4.3Title to Shares.  Seller is the sole record owner of, and has good and valid title to the Shares, free and clear of any Liens, other than restrictions on transfer that may be imposed by generally

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applicable securities Laws.  Seller has the power and authority to sell, transfer, assign, convey and deliver the Shares owned by the Seller, and such delivery will convey to the Buyer at the Closing good and valid title to the Shares free and clear of all Liens, other than restrictions on transfer that may be imposed by generally applicable securities Laws.  Seller will not be, as of the Closing, a party to any Contract, understanding, calls or warrants with respect to the voting or transfer of any of the Shares (other than this Agreement).

Section 4.4No Consents.  Except as set forth on Schedule 4.4, no Governmental Consents are required to be obtained or made by the on the part of Seller in connection with the execution, delivery and performance of this Agreement or any Other Agreements to which the Seller is, or is to be, a party or the consummation by the Seller of the transactions contemplated hereby and thereby, and except for such filings as may be required by any generally applicable federal or state securities Law, which, if not made or obtained, would result in a material violation of any Law or any material liability to the Company Entities, as a whole, or which would have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby and thereby.
Section 4.5Litigation.  There are no Legal Proceedings pending, or to its knowledge, Threatened, against the Seller, nor is the Seller subject to any Order of any court or Governmental Authority that would seek to prevent, impair, or delay any of the transactions contemplated by this Agreement or the Other Agreements or that may have a materially adverse effect on the ability of the Seller to perform its obligations hereunder and thereunder.
Section 4.6No Violation.  Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 4.4, neither the execution and delivery of this Agreement or the Other Agreements to which the Seller is a party, nor the performance by the Seller of the transactions contemplated hereby or thereby, will (a) constitute a breach, default, infringement, or violation of the Organizational Documents of the Seller; (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which the Seller is a party; (c) to its knowledge conflict with or violate any material Laws or Orders applicable to the Seller or by which any of its properties is bound; or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Company Entity or the Shares.
Section 4.7Brokers.  Except as set forth in Schedule 4.7, no broker, investment banker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement and the Other Agreements based upon arrangements made by or on behalf of the Seller.
Section 4.8No Additional Representations.  Notwithstanding anything to the contrary herein, it is the explicit intent of the Parties, and the Parties hereby agree, that the representations and warranties made by the Company and the Seller in Article III and Article IV (as qualified by the Schedules thereto) are the exclusive representations and warranties made by the Company, the Seller or any other Person with respect to the Company and the Seller, including the Business and their businesses and assets or the subject matter of this Agreement.  The Company and the Seller specifically disclaim any other express or implied representations or warranties made by any Person with respect to them, their properties and assets, the Shares and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein, the condition of the assets of the Company Entities shall be “as is”, “where is” and “with all faults” and the Company and the Seller make no warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the Business and any of the assets of the Company Entities or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.  The Company is not, directly or indirectly, and no other Person on behalf of the Company is, making any representations or warranties regarding any

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pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Buyer and its Affiliates and their respective Representatives), and the Company and the Seller disclaims all liability and responsibility for any such information and statements.  It is understood that any materials made available to Buyer or its Affiliates or their respective Representatives in the Data Room do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company, the Seller or its Affiliates or their respective Representatives.

Article V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Seller as of the date of this Agreement and, if the Closing occurs, as of the Closing Date, as follows:

Section 5.1Organization and Qualification.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.2Authorization; Enforceability.  The Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party, and no other action is necessary to authorize the execution and delivery by the Buyer of this Agreement and the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by the Buyer, the Other Agreements to which the Buyer is a party will be duly executed and delivered by the Buyer at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 5.3No Consents.  Except as set forth on Schedule 5.3, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer.
Section 5.4Litigation.  There are no Legal Proceedings pending or, to the Buyer’s Knowledge, Threatened, against the Buyer, nor is the Buyer subject to any judgment, order or decree of any court or Governmental Authority, in each case, that would seek to prevent or delay any of the transactions contemplated by this Agreement or that may have a materially adverse effect on the ability of Buyer to perform its obligations hereunder.
Section 5.5No Violation.  Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 5.3, neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of the Buyer, or (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which the Buyer is a party, or (c) conflict with or violate any Laws applicable to the Buyer or by which any of its properties is bound.

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Section 5.6Investment Representation.  The Buyer is purchasing the Shares for its own account with the present intention of holding such Shares for investment purposes and not with a view to or for sale in connection with any public distribution of such Shares in violation of any Federal or state securities Laws.  The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares.  The Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 5.7Brokers.  Other than Evercore Group L.L.C., no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.
Section 5.8Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming (a) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, (b) the accuracy of the representations and warranties of the Company Entities and the Seller in Article III and Article IV and that all material contingent liabilities are disclosed therein and in the Schedules and (c) estimates, projections or forecasts provided by the Company or its Representatives to the Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then (x) each of the Buyer and the Company shall own property which has a fair saleable value on a consolidated basis greater than the amounts required to pay their respective debts as they become due and (y) each of the Buyer and the Company shall on a consolidated basis have adequate capital to carry on their respective businesses, including without limitation the Business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either the Buyer or the Company.
Section 5.9Compliance with Applicable Laws.
(a)Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby, Buyer is in compliance with all Laws and orders applicable to it.
(b)Neither Buyer nor, to the Knowledge of the Buyer, any of its officers, managers, directors, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of the Buyer is a Person that is, or is owned or controlled by Persons that are, (i) the target of any sanctions administered or enforced by the OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury in the United Kingdom, or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory that is the target of country or territory-wide Sanctions (including, currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (hereinafter “Sanctioned Country”).
(c)Buyer will not make any payments under this Agreement using funds related to any activities, business, or transaction involving or with any person that is the target of Sanctions or any Sanctioned Country, or in any manner that would result in the violation of any applicable Sanctions.

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(d)Neither Buyer nor, to the Knowledge of the Buyer, any of its officers, managers, directors, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Buyer is or has been in the past three (3) years in violation of Sanctions or is engaged in any activity that would reasonably be expected to result in the Buyer being designated as a target of Sanctions.
(e)Neither Buyer nor, to the Knowledge of the Buyer, any of its officers, managers, directors, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of the Buyer is subject to any pending or threatened (in writing) investigations or proceedings with respect to Sanctions.
Section 5.10Independent Investigation.  Buyer acknowledges and agrees that, except for the representations and warranties of the Company Entities and the Seller set forth in Article III and Article IV of this Agreement (including the related portions of the Schedules), Buyer is relying on its own investigation and analysis in entering into this Agreement and the transactions contemplated hereby. With respect to any projection or forecast delivered by or on behalf of Seller or the Company Entities to Buyer, Buyer hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) the accuracy and correctness of such projections and forecasts may be affected by the information which may become available through discovery or otherwise after the date of such projections and forecasts and (c) it is familiar with each of the foregoing. Without limiting the generality of the forgoing, Buyer expressly acknowledges and agrees that none of the documents, information or other materials provided to it at any time or in any format by the Company or any of its Affiliates or Representatives constitute legal advice, and Buyer waives all rights to assert that it received any legal advice from the Company, any of its Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.
Section 5.11No Additional Representations.  Except as otherwise expressly set forth in Article V, the Buyer expressly disclaims any representations or warranties of any kind or nature, express or implied and the Buyer does not make any other express or implied representation or warranty with respect to the Buyer or with respect to any other information provided to the Seller or the Company.
Article VI

COVENANTS OF THE COMPANy AND SELLER
Section 6.1Conduct of Business.
(a)Except as contemplated by this Agreement, as set forth on Schedule 6.1 or as otherwise consented to in writing in advance by the Buyer (which consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, Seller and each Company Entity shall (i) conduct the Business in all material respects in the Ordinary Course of Business, in substantially the same manner as heretofore conducted; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries (including relationships with employees, customers, suppliers and other business relations).
(b)Without limiting the generality of Section 6.1(a), except as contemplated by this Agreement, as set forth on Schedule 6.1 or as otherwise consented to in writing in advance by the Buyer (which consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Seller and the Company shall cause each Company Entity not to:

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(i)modify or amend any of the Organizational Documents of any Company Entity;
(ii)issue, pledge, encumber, award, grant, or authorize any of the forgoing of, any Equity Securities of the Company Entities or any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Equity Securities of any Company Entity;
(iii)enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or the Persons with whom it can compete;
(iv)acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;
(v)divest, encumber, license, sell or otherwise dispose of, or encumber any material asset of the Company Entities, other than in the Ordinary Course of Business;
(vi)divest, sell, or dispose of (by merger, consolidation, purchase or sale of stock or otherwise) any Company Entity;
(vii)adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company Entities, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law, consent to the filing of any bankruptcy petition against it under any similar Law or make an assignment for the benefit of creditors;
(viii)(A) hire, engage, or terminate (other than for cause) (1) any individual who is or would be an officer or member of senior management or (2) any indirect labor other than in the Ordinary Course of Business; (B) grant or agree to grant any increase in base salary, bonus opportunity, benefits, or other compensation to any current or former officer, employee or director of the Company Entities, except (1) as required under the terms of existing Material Contracts or Benefit Plans in effect as of the date hereof or (2) for, in the Ordinary Course of Business, increases in compensation to non-officer employees; (C) establish, enter into, modify, amend or terminate any Benefit Plan or arrangement that would be a Benefit Plan if in existence as of the date hereof, except as required by applicable Law or to maintain the Tax-qualified status of any Benefit Plan or as would not result in a material increase in cost to the Company Entities; or (D) grant any severance or termination pay to any employee, independent contractor, officer or director, other than in the Ordinary Course of Business;
(ix)change or modify (A) its accounting policies, principles, methods, or procedures (except to the extent required to conform with GAAP), (B) the cash management process of any of the Company Entities (other than in connection with a dividend or distribution of cash and cash equivalents or the use of cash to pay down Indebtedness or other liabilities of the Company Entities), or (C) their policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, acceptance of customer deposits or granting or extension of credit;

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(x)enter into, amend or waive, or materially modify, accelerate, change, or terminate any Material Contract or, except for Material Contracts or entered into in the Ordinary Course of Business;
(xi)adopt or approve any Benefit Plan;
(xii)split, combine, redeem or reclassify, purchase or otherwise acquire, or declare, set aside or pay any distributions with respect to, any of Equity Securities of any Company Entity;
(xiii)declare, set aside or pay any non-cash dividend or make any non-cash distribution in respect of any shares of capital stock of any Company Entity;
(xiv)declare, set aside or pay any cash dividend or make any cash distribution in respect of any equity interest of SL Xianghe Power Electronic Corp or SL Shanghai Power Electronic Corp.;
(xv)in each case except as otherwise required by applicable Law, make or change any Tax election or settle or compromise any Tax liability, change an annual accounting period, change any accounting method with respect to Taxes, file any amended Tax Returns, enter into any closing agreement, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to pay any Tax when it becomes due and payable (including any estimated Tax payments);
(xvi)initiate, waive, release, transfer, settle or compromise any claim, litigation or other Legal Proceeding other than claims in the Ordinary Course of Business that result solely in the payment of less than $100,000 in the aggregate; provided, that such settlement or compromise (or documents related to any such settlement or compromise) do not involve any non-monetary obligations on the part of any Company Entity or the Buyer;
(xvii)(A) voluntarily waive, cancel or forgive any debts or claims in excess of $100,000 in the aggregate, or waive any other rights of material value; or (B) defer, extend or fail to pay any liabilities as and when the same became due or allow the level of its liabilities to increase in any material respect;
(xviii)grant any severance or termination pay to, hire or engage, or enter into or amend in any material manner any Contract relating to the employment of, any employee, independent contractor, officer or director with an annual base salary, or consulting fees, in excess of $150,000 (or its foreign currency equivalent as of the date hereof);
(xix)make any capital expenditures or commitments therefor that will require payments in the aggregate in excess of $100,000 after the Closing;
(xx)fail to make spend or undertake any scheduled capital expenditure that will require payments after the Closing;
(xxi)engage in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods, in each case other than in the Ordinary Course of Business;
(xxii)make loans or advances to, or guarantees for the benefit of, any Person in excess of $100,000 in the aggregate (other than the advancing of credit to customers in the

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Ordinary Course of Business, the details of which have been disclosed to Buyer) or incur or suffer to exist any Indebtedness in excess of $100,000 in the aggregate;
(xxiii)make loans or advances to, or guarantees for the benefit of, any Affiliate (including another Company Entity) or incur or suffer to exist any Indebtedness from any Affiliate (including another Company Entity);
(xxiv)implement any plant closings or mass layoffs of employees, including any that trigger advance notice compliance obligations under the WARN Act;
(xxv)abandon, permit to lapse, fail to protect, assign, sell, license, transfer, or otherwise dispose of any material Owned Intellectual Property, other than non-exclusive licenses of Intellectual Property granted and disposed of in the Ordinary Course of Business;
(xxvi)change its fiscal year; or
(xxvii)authorize any of, authorize or enter into any Contract or commitment with respect to, or otherwise commit or agree to take, any of the foregoing actions in respect of which it is restricted pursuant to this Section 6.1.
(c)Subject to the approval requirements of Section 6.1, nothing contained in this Section 6.1 shall limit or restrict the ability of Seller or the Company Entities, as applicable, from taking actions to the extent reasonably necessary to (i) protect the health and safety of the employees of the Company Entities, (ii) to respond to third-party supply or service disruptions caused by COVID-19 or the COVID-19 Measures or (iii) to respond to the actual or anticipated effects on the Company Entities of COVID-19 or the COVID-19 Measures, in each case of clauses (i), (ii) and (iii), only to the extent (x) such actions are taken in good faith, considering the best interests of the Company Entities and their current and future equityholders on a going forward basis, and (y) Seller has provided Buyer with prior notice reasonable under the circumstances (including consideration of COVID-19 and the COVID-19 Measures) of its intent to take such actions (including reasonable details of any such actions), and has consulted with Buyer and considered in good faith Buyer’s views with respect to such actions.
Section 6.2Further Assurances.  The Company and the Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.  Without limiting the generality of the foregoing, prior to the Closing, the Company and Seller shall give all material notices, make all material required filings with, or applications to, Governmental Authorities and use commercially reasonable efforts to obtain all material Third Party Consents and Governmental Consents necessary for the Parties to consummate the Closing.  In addition, the Company and the Seller agree to use commercially reasonable efforts to cooperate with the Buyer in connection with the foregoing, including using commercially reasonable efforts to oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, prior to the Closing, Seller shall provide and shall cause its Affiliates (including the Company Entities) and their respective Representatives to provide such commercially reasonable efforts to cooperate in connection with the arrangement of the R&W Insurance Policy as may be reasonably requested by Buyer and which is necessary, customary or advisable in connection with Buyer’s efforts to obtain the R&W Insurance Policy.  Without limiting the generality of the foregoing, prior to the Closing, Seller shall cause the Company Entities and their applicable respective Representatives to use commercially reasonable efforts to cooperate with Buyer and Buyer’s Affiliates in connection with the Debt Financing, including furnishing Buyer with financial and other pertinent information regarding the

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Company and its Subsidiaries in connection with the Debt Financing as may reasonably be requested in writing by Buyer and taking such other actions as are reasonably requested by Buyer to satisfy the requirements of the Debt Financing.

Section 6.3[Reserved].
Section 6.4Reasonable Access; Confidentiality.
(a)In order for the Buyer to have the opportunity to conduct its due diligence investigation regarding the Business and affairs of the Company Entities, from the date hereof until the Closing Date or the earlier termination of this Agreement and subject to applicable Law, the Seller shall cause the Company to give the Buyer and its representatives (which shall include its financing sources and Representatives), upon reasonable notice to Company, reasonable access, during normal business hours, to all assets, properties, facilities, books, Contracts, commitments, customers, vendors, suppliers, key employees, records, financial information, agreements, arrangements, officers, managers, and employees of the Company Entities and shall cause the Company to permit the Buyer to make such inspections as Buyer may reasonably deem advisable and to furnish the Buyer during such period with all such information relating to the Company Entities as Buyer may from time to time reasonably request and during such period furnish promptly to Buyer and the its Representatives such financial, operating and other information concerning the Company Entities and their respective businesses as Buyer and the its Representatives may reasonably request; provided, that (i) such access shall not unreasonably disrupt the operations of the Company Entities, (ii) no such access shall be permitted other than in the presence of Seller or one of its Representatives and (iii) the Company may restrict the foregoing access and shall not be required to (A) provide any information or access that the Company reasonably believes could violate applicable Law, including Antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable obligation or cause forfeiture of attorney-client privilege or an attorney work-product privilege (absent reasonable accommodations such as entering into joint defense agreements), (B) provide any information relating to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids or (C) conduct, or permit the Buyer or any of its Representatives to conduct, any Phase II environmental site assessments, audits or investigations, or any other sampling or invasive or intrusive environmental site assessments, audits or investigations relating to any property (provided, that Buyer or any of its Representatives may conduct noninvasive and non-intrusive ASTM E1527 Phase I environmental site assessments or environmental compliance audits that do not include sampling).  The Buyer acknowledges and agrees that (x) nothing contained in this Agreement shall be construed to give the Buyer, directly or indirectly, any right to control or direct the operation of any of the Company Entities prior to the Closing, (y) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and (z) notwithstanding anything to the contrary set forth herein, no consent of the Buyer shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would, upon the reasonable advice of the Company’s counsel, violate any Law, be inconsistent with the requirements of any Governmental Authority, or violate any Contract to which the Company is a party.
(b)Seller recognizes that all information concerning the business and affairs of Buyer and the Company Entities that is not, as of the date hereof, generally available to the public (the “Confidential Information”), whether developed by Seller or by any other Person for or on behalf of such Persons or any of their Affiliates, will, from and after the Closing (other than with respect to the Buyer and its Affiliates that are not Company Entities, in which case Seller recognizes that such information is the exclusive property of Buyer and its Subsidiaries and Affiliates at all times before and after the Closing), be the exclusive property of Buyer and its Subsidiaries (including the Company Entities).  Accordingly, Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other

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than to each other and their respective Representatives who have a business need arising out of this Agreement to know such information) or use any Confidential Information, and shall utilize the same degree of care (but no less than a reasonable degree of care) as Seller would take to preserve confidentiality for its own similar information; provided, that the foregoing restrictions shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.4(b)) or (B) independently developed by Seller or its Representatives (other than by the Company Entities prior to the Closing) without reference to or use of Confidential Information, or (ii) prohibit any disclosure (A) required by Law so long as, to the extent legally permissible and reasonably practicable, Seller, as applicable, provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the transactions contemplated hereby.
Section 6.5Updated Financials.  Prior to the Closing, as soon as practicable after they become available, and in no event later than ten (10) days after the date of this Agreement, Seller shall (at its sole cost) deliver to Buyer complete and correct copies of the updated unaudited consolidated balance sheets, statements of operations, statements of comprehensive income and statements of stockholders’ equity solely of the Business as of March 26, 2022 and other financial data of the type and form required by Regulation S-X under the Securities Act, prepared in accordance with GAAP and Regulation S-X under the Securities Act.  Further, Seller shall (at its sole cost), and shall cause the Company Entities to, provide to Buyer (a) within fourteen (14) days after the end of each full fiscal month ending after the date of this Agreement, such monthly financial data and information, if any, to the extent regularly prepared for Seller’s or the Company Entities’ internal use in respect of the Company Entities (the “Additional Financial Statements”), and (b) on a monthly basis, as soon as practicable after they become available, deliver to Buyer monthly operation review reports prepared by the Company on a monthly basis, consistent with past practices.
Section 6.6Exclusivity.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article XI hereof, the Seller will not, and will cause its Affiliates, including the Company Entities not to, take or permit any other Person on its behalf to take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any purchase of the Shares, any merger, consolidation, combination, share exchange or issuance or recapitalization involving the Seller or the Company Entities, any sale, lease exchange or other disposition of all or substantially all of the assets of the Company Entities or similar transaction involving the Company Entities (other than assets sold in the Ordinary Course of Business) (a “Competing Transaction”).  The Seller shall, and shall cause its Affiliates, including the Company Entities, and their respective Representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Competing Transaction and any sale of any material amount of assets of the Company or other similar transaction.  In addition, Seller will promptly (and in any event within three (3) Business Days after receipt thereof by Seller, their Affiliates or any of their Representatives) advise the Buyer orally and in writing of any inquiry, proposal or offer from any Person concerning an Competing Transaction, any request for information with respect to any Competing Transaction, or any inquiry with respect to or which could reasonably be expected to result in an Competing Transaction, the material terms and conditions of such inquiry, proposal, offer or request, and the identity of the Person making such inquiry, proposal, offer or request.
Section 6.7Termination of Affiliate Agreements; Cash Distributions.  On or prior to the Closing, Seller shall, and shall cause its Affiliates to, terminate all Contracts and arrangements required to be listed on Schedule 3.21(b) (to the extent that Buyer identifies to Seller prior to Closing that such Contract or arrangement should be terminated) without any costs or liabilities to the Buyer or the Company Entities. On or prior to the Closing, Seller shall, and shall cause its Affiliates and the Company Entities to, settle all balances owed to or from the Company Entities, relating to the agreements and arrangements set forth on

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Schedule 3.21(b) or otherwise and to sweep any cash in the United States (other than such amount as is agreed to by Buyer).

Section 6.8Employee Benefits. Seller shall, or shall cause an Affiliate to, with respect to each Benefit Plan that is not sponsored by a Company Entity: (a) remove any Continuing Employee from any position of responsibility (e.g., as a fiduciary) for such Benefit Plan by the Closing Date; (b) amend Seller’s 401(k) plan to fully vest any Continuing Employee in their accounts under such plan to the extent they are not so vested, and, if requested by Buyer, use commercially reasonable efforts to permit the rollover of loans to Buyer’s 401(k) plan; and (c) terminate the SL Industries, Inc. Capital Accumulation Plan and pay out all amounts owed thereunder in full not later than the Closing Date. In addition, Seller shall, or shall cause an Affiliate to, continue to provide long-term disability benefits to any Continuing Employee whose disability occurred prior to the Closing Date, pursuant to the terms of the Benefit Plan providing such benefits and subject to the normal claims procedures of the insurer, provided that such Continuing Employee had timely elected coverage under the applicable Benefit Plan prior to the Closing.  From the date hereof and prior to the Closing, Seller and the Company shall, and shall cause the other Company Entities to, reasonably cooperate with Buyer in providing such data and information as is reasonably necessary to support the transition of IT, benefits and HR related matters for the Company Entities to Buyer.
Section 6.9Pre-Closing Tasks
. Seller shall take the steps set forth on Schedule 6.9(a) (the “UK Steps”). For the avoidance of doubt, any obligations of the Company Entities relating to the UK Steps that are not satisfied as of the Closing shall be considered “Seller Transaction Expenses” for purposes of Section 2.2 of the Agreement. Seller shall take the steps set forth on Schedule 6.9Section 6.9(b) (the “Mexico Steps”). For the avoidance of doubt, any obligations of the Company Entities and resulting fines, Taxes, penalties, and interest relating to the Mexico Steps that are not satisfied as of the Closing shall be considered current liabilities in Net Working Capital for purposes of Section 2.2.

Article VII

COVENANTS OF THE BUYER
Section 7.1Further Assurances.  The Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Buyer shall reasonably cooperate with the Company to give all notices, make all material required filings with or applications to Governmental Authorities and use commercially reasonable efforts to obtain all material Consents of all third parties, including Governmental Authorities necessary for the Parties to consummate the transactions contemplated herein.  The Buyer will use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to promptly provide any Governmental Authority with any and all information reasonably requested in connection therewith.  In addition, the Buyer agrees to use commercially reasonable efforts to cooperate with the Company in connection with the foregoing, including using commercially reasonable efforts to oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated herein.
Section 7.2[Reserved].
Section 7.3Notification.  Prior to the Closing, upon discovery, the Buyer shall inform the Company and the Seller in writing of any material variances from the Buyer’s representations and warranties contained in Article V.  In addition, prior to the Closing, upon discovery, the Buyer shall promptly notify the Seller if the Buyer obtains knowledge that the representations and warranties of the Buyer in this Agreement and the corresponding Schedules thereto are not materially true and correct.

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Section 7.4R&W Insurance Policy.  Prior to the Closing, the Buyer shall use commercially reasonable efforts to obtain and bind, at Buyer’s and Seller’s cost and expense on a 50/50 basis, a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”).  The Buyer shall not amend, terminate or modify the R&W Insurance Policy in a manner that would adversely affect the Seller without the prior written consent of the Seller.
Section 7.5Reasonable Access; Confidentiality. Any information provided to or obtained by Buyer pursuant to Section 6.4 will be subject to the Non-Disclosure Agreement dated November 19, 2021 (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.  The Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Notwithstanding the foregoing, the Confidentiality Agreement shall terminate upon the Closing.
Section 7.6Employee Covenant.
(a)Buyer agrees to take reasonable measures to ensure that the employees of the Company Entities as of the Closing who continue to remain employed by the Company Entities (the “Continuing Employees”) will, during the period commencing on the Closing Date and continuing through the end of the calendar year in which the Closing occurs, continue to be provided with employee benefits (excluding defined benefit pension benefits, long-term incentive compensation, including equity awards and non-qualified deferred compensation benefits) that are substantially comparable in the aggregate to the employee benefits (excluding defined benefit pension benefits, long-term incentive compensation, equity awards and non-qualified deferred compensation benefits) provided to such employees immediately prior to the Closing Date.
(b)Buyer shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer to be waived with respect to Continuing Employees and their eligible dependents to the same extent that such limitations and periods had been satisfied by the Continuing Employees and their eligible dependents as of the Closing Date, (ii) give each Continuing Employee credit, for the plan year in which the Closing occurs, for their payments made towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred in the plan year prior to the Closing and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Benefit Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company Entities for purposes of vesting and eligibility to participate (but not for benefit accrual purposes under (x) any defined benefit pension plan or (y) any Buyer plan if such service was not relevant for benefit accrual purposes under the comparable Benefit Plan of the Company Entities) under each applicable Buyer benefit plan, as if such service had been performed with Buyer.
(c)Buyer’s obligations hereunder shall cease to apply to the extent that the Company does not provide Buyer, within thirty (30) days after Closing, with the information that is reasonably necessary for Buyer to comply herewith.
(d)Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Benefit Plan, (ii) prevent Buyer from amending or terminating any of its benefit plans in accordance their terms, (iii) prevent Buyer, after the Closing Date, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company Entities, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of

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employment and/or benefits that may be provided to any Continuing Employee by Buyer or each Company Entity or under any benefit plan which Buyer or each Company Entity may maintain.
Article VIII

CONDITIONS PRECEDENT TO THE CLOSING
Section 8.1Conditions Precedent to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:
(a)No Legal Prohibition.  No Law shall exist or be enacted or promulgated by any Governmental Authority which would prohibit or make illegal the consummation by such Party of the transactions contemplated hereby.
(b)No Injunction.  Such Party shall not be prohibited, by any Order of any court, judicial authority or Governmental Authority of competent jurisdiction that has the effect of making illegal or directly or indirectly restraining, enjoining, or prohibiting (in whole or part) the consummation of the transactions contemplated hereby.
Section 8.2Conditions Precedent to Obligations of the Buyer.  The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Buyer:
(a)Accuracy of Representations and Warranties; Performance of Covenants.  The representations and warranties of the Company Entities and the Seller (other than the Fundamental Representations) contained in this Agreement shall be true and correct except where the failure to be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers (including “material” and “Material Adverse Effect”) set forth therein (other than with respect to the representations and warranties set forth in Section 3.8(a))), in each case on and as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate on and as of such date or with respect to such period); provided, however, the failure of such representations and warranties of the Company Entities and the Seller to be true and correct in all material respects shall be disregarded to the extent (x) Buyer determines in good faith that the Losses resulting from such failure will be covered under the R&W Insurance Policy or (y) the Losses resulting from such failure are accounted for as a current liability in Net Working Capital (and agreed by Seller to be included pursuant to Section 2.2(c)); and provided, further, that if there is any failure in any of such representations and warranties of the Company Entities and/or the Seller to be true and correct in all material respects, Seller or the Company Entity(ies), as applicable, shall have the right to cure such failure no later than the Outside Date, including, without limitation, through an adjustment to the Purchase Price. The Fundamental Representations shall be true and correct in all respects, in each case on and as of the Closing with the same force and effect as though made on and as of the Closing (other than in respect of de minimis variations or deficiencies and other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate on and as of such date or with respect to such period).  The Company and the Seller shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by

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them on or prior to the Closing, other than the covenants and obligations set forth in the first sentence of Section 6.6, which shall have been performed in all respects.  The Buyer shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of each of the Company and Seller, certifying the fulfillment of the conditions set forth in this Section 8.2(a) and Section 8.2(c), with respect to the Company and Seller.
(b)Closing Deliveries.  The Buyer shall have received, on or prior to the Closing Date, or waived delivery of, the items to be delivered to it pursuant to Section 9.2.
(c)No Material Adverse Effect.  There shall not have occurred since the date of this Agreement any change, effect, event, condition, matter, occurrence, state of facts or development that has or would be reasonably anticipated to have, individually or in the aggregate with other such changes, effects, events, conditions, matters, occurrences, states of facts or developments, a Material Adverse Effect.
(d)Corporate Reorganization. The Seller has completed the Corporate Reorganization and provided Buyer with executed and filed copies of the documents necessary to effectuate the Corporate Reorganization (the “Reorganization Documents”), in each case, in form and substance reasonably satisfactory to the Buyer.
(e)Consents; Approvals; Notices.  The consents, Permits, approvals and waivers set forth on Schedule 8.2(e) shall have been received by the Buyer in form and substance reasonably satisfactory to the Buyer.
Section 8.3Conditions Precedent to Obligations of the Seller.  The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all the following conditions, any one or more of which may be waived in writing by the Seller:
(a)Accuracy of Representations and Warranties; Performance of Covenants.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (without giving effect to any “materiality” qualifiers set forth therein), in each case as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period).  The Buyer shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing.  The Seller shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of the Buyer, certifying the fulfillment of the conditions set forth in this Section 8.3(a) with respect to such Party.
(b)Closing Deliveries.  The Seller shall have received, or waived delivery of, the items to be delivered to it pursuant to Section 9.3.
Article IX

CLOSING
Section 9.1Time and Place.  The Closing shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver in writing of the conditions set forth in Article VIII (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as the Buyer and

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the Seller mutually agree in writing; provided, however, the Closing Date shall be no earlier than April 25, 2022.

Section 9.2Deliveries by the Company and the Seller.  At the Closing, the Company and the Seller shall deliver or cause to be delivered to the Buyer, in each case, in proper form and substance reasonable acceptable to Buyer:
(a)Instruments of Transfer.  Stock powers and other instruments of transfer duly executed by Seller in favor of the Buyer necessary to transfer the Shares from Seller to Buyer, in each instance in a form and substance reasonably satisfactory to the Buyer;
(b)Books and Records.  Each of the original board of director and stockholder minute books (or equivalent, as applicable), Organizational Documents, and stock ledger records (or equivalent, in each case) of the Company and its Subsidiaries, with the stock records of each Company Entity reflecting the transfer of Shares to Buyer as of the Closing Date;
(c)Good Standing Certificates.  Certificates of good standing (or the foreign equivalent, where available and as applicable) with respect to each Company Entity, issued by the jurisdiction in which it is formed, each as of a date not more than ten (10) days prior to the Closing Date;
(d)Company Board Resolutions.  A copy of the resolutions of the Company’s board of directors, certified by the secretary of the Company as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Company is party, the performance by the Company of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby;
(e)Seller Board Resolutions.  A copy of the resolutions of the Seller’s board of directors, certified by the secretary of the Seller as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby;
(f)Organizational Documents.  A copy of the Organizational Documents of Seller and the Company, all as certified by the respective entity’s secretary or other authorized officer as of the Closing Date;
(g)Company Certificate.  The certificate required by Section 8.2(a), in form and substance reasonably satisfactory to the Buyer;
(h)Release Letter.  A duly executed release letter from each of the holders of the Indebtedness (to the extent reasonably requested by the Buyer), specifying the amount of such Indebtedness owing to such holders required to repay in full all Indebtedness owed to each such lender (the “Release Amount”) and providing that, upon payment of such amount, all claims of such lender in and to the properties and assets of the Company Entities will be terminated and that such lender shall execute and deliver to Buyer all terminations and releases (including UCC-3 termination statements) necessary to evidence such termination and such Lien termination statements and similar releases and documents as are necessary to release or terminate any Liens on or affecting the Shares of the Company Entities or Liens (other than Permitted Liens) on or affecting the assets or properties of the Company Entities (the “Release Letters”), in each case, in form and substance reasonably satisfactory to the Buyer;
(i)IRS Form W-9.  From the Seller, an IRS form W-9;

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(j)Transition Services Agreement. A copy of the Transition Services Agreement, duly executed by the Company and Steel Partners Holdings, L.P.;
(k)Restrictive Covenant Agreement.  A restrictive covenant agreement in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreements”), duly executed by Steel Partners Holdings, L.P.;
(l)Resignations.  Resignation letters from each of the directors and officers of the Company Entities that are employees of an Affiliate of the Company (other than a Company Entity), effective as of and conditioned upon the Closing, in each case, in form and substance reasonably satisfactory to the Buyer; and
(m)Reorganization Documents. The Reorganization Documents, duly executed and in form and substance reasonably satisfactory to the Buyer.
Section 9.3Deliveries by the Buyer.  The Buyer will deliver or cause to be delivered to the Seller:
(a)The Purchase Price.  Payment of the Purchase Price as provided in Section 2.1;
(b)Buyer Certificate.  The certificate required by Section 8.3(a);
(c)Good Standing Certificate.  Certificate of good standing with respect to the Buyer, issued by the Secretary of State of the jurisdiction of its incorporation or formation as of a date not more than ten (10) days prior to the Closing Date;
(d)Buyer’s Resolutions.  A copy of the resolutions of the Buyer’s sole member, certified by an officer of the Buyer as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Buyer is a party and the performance by the Buyer of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby; and
(e)Restrictive Covenant Agreement.  The Restrictive Covenant Agreements, duly executed by the Buyer.
Article X

POST CLOSING COVENANTS
Section 10.1Tax Covenants.
(a)Tax Returns.  After the Closing, Seller shall (i) file or cause to be filed, at Seller’s expense, all federal, state, local, and foreign Group Tax Returns for any taxable year or other taxable period ending on or prior to the Closing Date (“Seller Tax Return”). Seller shall pay (or cause to be paid) all Taxes shown as due on such Seller Tax Returns, including any Taxes payable as a result of the Section 338(h)(10) Election. After the Closing, Buyer, at Buyer’s expense, shall file or cause to be filed all other federal, state, local, and foreign Tax Returns to be filed by or with respect to the Company and its Subsidiaries for any taxable year or other taxable period (“Buyer Tax Return”). Any Buyer Tax Return of a non-U.S. Subsidiary filed in accordance with this Section 10.1 with respect to a Pre-Closing Tax Period shall be prepared in accordance with past practices of such Subsidiary to the extent such practices are at least “more likely than not” to be upheld under applicable Law. A copy of any such Buyer Tax Return which could reasonably be expected to impact a Seller Tax Return or increase Seller’s

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obligations pursuant to Section 10.1(i) shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller’s approval not less than thirty (30) days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld or delayed).  To the maximum extent permitted under applicable Law, all deductions of any Company Entity arising as a result of the payment of Seller Transaction Expenses shall be allocated to the Pre-Closing Period and reported on the consolidated Tax Return of Seller or its Affiliates.
(b)Notification / Controversies.  Buyer, the Company, and their respective Affiliates shall promptly forward to the Seller all written notices of any inquiries, claims, assessments, audits or similar events relating to any Tax Return of a Company Entity with respect to a Pre-Closing Period the outcome of which could reasonably be expected to impact a Seller Tax Return or result in a payment obligation pursuant to Section 10.1(i) (a “Tax Matter”).  Seller shall have the sole authority to control the conduct of any Tax Matter relating to a Seller Tax Return and shall pay all Taxes determined in any such Tax Matter to be due with respect to such Seller Tax Returns, and Seller shall have the option to control the conduct of any Tax Matter to the extent the outcome of such Tax Matter could reasonably be expected to result in a payment obligation pursuant to Section 10.1(i), and shall pay all Taxes determined in any such Tax Matter in accordance with, and subject to the limitations of, Section 10.1(i); and Buyer shall control the conduct of all other Tax Matters and shall pay all Taxes determined to be due in all such other Tax Matters (other than amounts indemnifiable pursuant to Section 10.1(i).  Seller and Buyer shall keep each other fully and timely informed with respect to the commencement, status and nature of any Tax Matter.  The Party controlling the conduct of a Tax Matter the outcome of which could reasonably be expected to adversely affect the non-controlling Party shall, in good faith, allow such non-controlling Party to make comments to the controlling Party regarding the conduct of or positions taken in any such proceeding.  Neither the Party controlling the conduct of any Tax Matter, its Affiliates, nor the Company shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or would reasonably be expected to adversely affect the Tax liability of the other Party or its Affiliates without the prior written consent of such other Party, which consent shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding the foregoing, Seller shall not be required to disclose to Buyer any information, or involve Buyer in any decision, in connection with a Tax Matter other than as relates to the Company or its Subsidiaries.
(c)Post-Closing Access and Cooperation.
(i)After the Closing Date, Buyer and the Company, on the one hand, and the Seller, on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating to the Company Entities as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.  Upon reasonable notice, each of the Seller and Buyer shall make its, or shall cause the Company Entities to make its, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.
(ii)Any request for information or documents pursuant to this Section 10.1(c) shall be made by the requesting party in writing.  The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information.  Any information obtained under this Section 10.1(c) shall be kept

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confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.
(d)Overlap Period.  To the extent permitted by applicable Law, Buyer shall elect to treat the taxable period that includes but does not end on the Closing Date (with respect to any Tax of the Company) as ending at the end of the Closing Date, and shall take such steps as may be necessary therefor.  If such an election cannot be made, then for purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, property and operations of the Company Entities that relate to the Overlap Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period as follows:  (A) in the case of property Taxes and other ad valorem Taxes, on a per-diem basis, and (B) in the case of all other Taxes, as determined from the books and records of the Company Entities as though the taxable period of the Company Entities terminated at the close of business on the Closing Date, unless such determination is impractical in which case it shall be determined on a per-diem basis.
(e)Post-Closing Actions.  From and after the Closing Date, Buyer shall not, and shall cause the Company Entities not to, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), make, cause or permit to be made, any Tax election that can have retroactive effect to a Pre-Closing Period, amend any Tax Return for a Pre-Closing Period, voluntarily approach any Taxing Authority with respect to a Tax Return for a Pre-Closing Period, or settle any inquiries, claims, assessments, audits or similar items with respect to a Tax Return with any Taxing Authority, in each case to the extent such action may affect Taxes reportable in any Seller Tax Return or Seller’s obligations pursuant to Section 10.1(i).
(f)Section 338(h)(10) Election. Seller and Buyer shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state and local Tax Law) with respect to the purchase of the Company (the “Section 338(h)(10) Elections”) and Buyer shall make an election under Section 338(g) of the Code (and any corresponding elections under state and local Tax Law) with respect to the indirect purchase of the non-U.S. Subsidiaries (the “Section 338(g) Elections,” and, together with the “Section 338(h)(10) Elections,” the “Section 338 Elections”).  The Parties shall reasonably cooperate with and provide the necessary information to the other Party to permit the Section 338 Elections to be made and take all actions necessary and appropriate (including filing IRS Forms 8023 and 8883 together with all required attachments and any necessary forms, returns, elections, schedules and other documents) as may be required to effect and preserve timely the Section 338 Elections.  The Parties agree that the “aggregate deemed sales price” (as defined in Treasury Regulations section 1.338-4) and the “adjusted gross-up basis” (as defined in Treasury Regulations section 1.338-5) shall be allocated among the assets of the Company, and further among its non-U.S. Subsidiaries, in accordance with Treasury Regulations sections 1.338-6 and 1.338-7 and, with respect to the asset-level allocation, the principles set forth on Schedule 10.1(f) attached hereto (the “Allocation”).  Within ninety (90) days after the final determination of the purchase price pursuant to Section 2.2, Buyer shall prepare a schedule setting forth the Allocation (the “Allocation Schedule”), which shall conform to Schedule 10.1(f).  Seller shall be permitted to review and approve the Allocation Schedule.  Seller shall notify Buyer of any comments to the Allocation Schedule within thirty (30) days after Seller’s receipt of the Allocation Schedule.  Buyer and Seller shall attempt in good faith to resolve any differences with respect to the Allocation Schedule during the thirty (30) days following the delivery of Seller’s comments.  If Buyer and Seller are unable to resolve such differences within such thirty (30) day period, then any remaining disputed matters shall be submitted to the Independent Accountant for resolution in accordance with the procedural principles of Section 2.2(b); provided that Buyer and Seller agree that for purposes of the Allocation Schedule, the principles set forth in Schedule 10.1(f)

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shall apply, and the Independent Accountant shall be required to follow the principles set forth therein in resolving any such dispute.  Except as required by a “determination” within the meaning of Section 1313(a) of the Code, Seller and Buyer agree that they will not take, or cause or permit to be taken, any position on any Tax Return that would be inconsistent with, prejudice or otherwise adversely affect the Allocation Schedule.
(g)Payables. Prior to the Closing Date, Seller shall cause the payable owed (i) by the Company to SL Xianghe Power Electronic Corp. in the amount of $3.3 million (and any additional amounts accrued) to be cancelled, and the Parties agree that the income resulting therefrom shall be reported on a Seller Tax Return and (ii) SL Shanghai Power Electronics Corp. to the Company and which is described in Schedule 10.1(i)(iii) to be cancelled.
(h)Tax Sharing Agreements.  Prior to the Closing, all Tax sharing agreements or similar agreements with respect to or involving any of the Company Entities (excluding for these purposes, commercial agreements not having a principal purpose relating to Tax that were entered into in the Ordinary Course of Business and contain customary Tax indemnification provisions) shall be terminated as of the Closing Date and, after the Closing Date, none of the Company Entities shall be bound thereby or have any liability thereunder.
(i)Limited Tax Indemnity. Seller shall indemnify and hold Buyer and its Affiliates (including after the Closing, the Company Entities) from and against any and all actual cash Taxes assessed by a Taxing Authority against and required to be paid by the entities and for the matters set forth on Schedule 10.1(i), and any other Losses related to the matters set forth on Schedule 10.1(i), provided that the amounts indemnifiable by Seller as a result of Tax assessments described in clause (i), clause (ii) or clause (iii) of Schedule 10.1(i), shall be (I) capped at $282,000, $242,000 and $825,000, respectively and (ii) reduced by any Tax benefits realized by Buyer or its Affiliates (including after the Closing, the Company Entities) attributable to the payment of such assessments, including any reduction of Taxes attributable to Tax credits or the entitlement to receive any refund (including a refund of such assessed Taxes), but only to the extent such Tax benefit is actually realized in the year of the assessment.
Section 10.2Director and Officer Liability and Indemnification.
(a)Indemnification.  For a period of six (6) years following the Closing Date, the Company shall indemnify and hold harmless each manager, director, officer, member, employee or agent of the Company Entities or who, at the request of the Company, served as a manager, director, officer, member, employee, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) in substantially the same manner as such Indemnified Person is indemnified as of the Closing Date by each Company Entity pursuant to any of its Organizational Documents and pursuant to the indemnification agreements set forth on Schedule 10.2, in each case against all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, lawsuit or cause of action (each, an “Action”) to the extent arising out of or pertaining to any act or omission in his or her capacity as an officer or director of the Company Entities prior to the Closing Date and which Action is first filed, brought and asserted before the date that is after the sixth (6th) anniversary of the Closing Date.  For a period of six (6) years following the Closing Date, the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified in any material respect (unless such modification is required by Law); provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification

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in respect of any such claim or claims shall continue until final disposition of any and all such claims.  Neither the Buyer nor the Company shall settle, compromise or consent to the entry of judgment in any Action or Threatened Action against an Indemnified Person without the written consent of such Indemnified Person, which consent may not be unreasonably withheld, conditioned or delayed; provided, that the consent of such Indemnified Person shall not be required if (i) injunctive or other equitable relief would not be imposed against the Indemnified Person, (ii) each claimant or plaintiff in such claim will give to such Indemnified Person an unconditional release from all liability with respect to such claim, (iii) a finding or admission of a violation of Law would not made against the Indemnified Person, and (iv) the Indemnified Person would not have a monetary liability that will not be paid or reimbursed by the Company.
(b)Successors and Assigns.  Notwithstanding any other provisions hereof, the obligations of the Buyer and the Company contained in this Section 10.2 shall be binding upon the successors and assigns of the Buyer and the Company.  In the event the Buyer, the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets and properties to any Person, then, and in each case, Buyer shall use commercially reasonable efforts to ensure that proper provision shall be made so that the successors and assigns of the Buyer or the applicable Company, as the case may be, honor the indemnification and other obligations set forth in this Section 10.2.  The obligations of the Buyer and the Company under this Section 10.2 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely in any material respect any Indemnified Person to whom this Section 10.2 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 10.2 applies shall be third-party beneficiaries of this Section 10.2, each of whom may enforce the provisions of this Section 10.2).
Section 10.3Access to Books and Records.
(a)From and after the Closing, the Buyer shall, and shall cause the Company to, provide the Seller and its Representatives with reasonable access (for the purpose of examining), during normal business hours upon reasonable advance notice, to the books and records of the Company Entities with respect to periods or occurrences prior to the Closing Date to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax returns or in connection with any Actions, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would (i) be prohibited by applicable Law, (ii) require the Buyer, the Company to disclose information subject to attorney-client privilege or (iii) conflict with any confidentiality obligations to which the Buyer or any Company Entity is bound.  Unless otherwise consented to in writing by the Seller, the Company shall not, for a period of three (3) years following the Closing Date (and with respect to any Tax books and records, for a period of seven (7) years), destroy, alter or otherwise dispose of any of the books and records of the Company Entities for the period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Buyer, the Company may intend to destroy, alter or dispose of.
(b)From and after the Closing, the Seller shall provide the Buyer and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Seller with respect to periods or occurrences prior to the Closing Date to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax returns or in connection with any Actions, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, no such access shall be permitted to

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the extent that it would (i) be prohibited by applicable Law, (ii) require the Seller to disclose information subject to attorney-client privilege or (iii) conflict with any confidentiality obligations to which the Seller is bound.  Unless otherwise consented to in writing by the Buyer and the Seller shall not, for a period of three (3) years following the Closing Date (and with respect to any Tax books and records, for a period of seven (7) years), destroy, alter or otherwise dispose of any of its books and records for the period prior to the Closing Date without first offering to surrender to the Buyer such books and records or any portion thereof which the Seller may intend to destroy, alter or dispose of.
(c)While Seller has used reasonable efforts to determine that the books and records of the Company Entities do not contain any document that contains legal advice or opinions or would be protected from disclosure by the attorney-client or attorney work product privileges solely related to the transactions contemplated hereby, if either Party becomes aware that Seller has transferred documents protected from disclosure by attorney-client or attorney work product privileges to Buyer solely related to the transactions contemplated hereby, such Party will notify the other immediately upon discovery of such documents. Upon Seller’s request, Buyer will, within five (5) days of such request, return to Seller all such documents or certify the destruction of such documents.
Section 10.4[Reserved].
Section 10.5Attorney-Client Privilege.  The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Company in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby will survive the Closing and remain in effect; provided, that from and after the Closing such privilege will be controlled by the Company.  In addition, the Buyer hereby waives, on its own behalf and agrees to cause the Company to waive, any conflicts that may arise in connection with such counsel representing the Seller after the Closing, including in connection with a dispute with the Buyer or the Company following the Closing.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company, or the Company Entities on the one hand, and a third party other than the Seller, on the other hand, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, further, that subject to and without waiver of the foregoing, the Seller agrees that any attorney-client privilege and other privilege or immunity attaching to any pre-Closing communication, advice or materials pertaining to the Company that would be relevant to Buyer after the Closing, but not related to the preparation for, and negotiation and consummation of the transactions contemplated hereby, belong to and shall be controlled by Buyer.
Section 10.6Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date involving the Seller, the Buyer or the Company Entities, each of the Parties, as applicable, shall (a) reasonably cooperate with the contesting or defending Party and its counsel, (b) as applicable, make reasonably available their employees to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (c) provide reasonable access to its books and records as shall be necessary in connection with the defense or contest; provided that the contesting or defending Party shall pay the out-of-pocket expenses reasonably incurred by the Party so cooperating.
Section 10.7Assumption of Litigation; Indemnification.
(a)From and after the Closing, Seller and its Affiliates shall assume the defense of, have full control over, and be solely responsible for all Losses arising from or otherwise relating to the

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Certain Litigation Matters. Seller and its Affiliates shall forever indemnify and hold harmless the Buyer Indemnities from all Losses arising from or otherwise relating to the Certain Litigation Matters. Seller and its Affiliates shall have full control determination as to whether to make any compromise or cash settlement, the amount of such settlement, and any Losses arising therefrom, and Buyer agrees to enter into a modification of the engagement agreements between the Seller or the Company, as applicable, with their respective counsel for the Certain Litigation Matters to clarify that Seller shall control and be responsible for the Certain Litigation Matters; provided, further, that with respect to any compromise or settlement that would impose non-monetary obligations on the Company Entities, Buyer, or any of their respective Affiliates, Seller and its Affiliates shall agree to such compromise or settlement only with the Company’s or Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. From and after the Closing, Buyer shall provide Seller’s authorized employees and professional advisors with reasonable access during normal business hours to all material technical, legal (to the extent attorney-client privilege, other privilege or the work product doctrine are not compromised) and financial information reasonably necessary or conducive to the proper defense of the Certain Litigation Matters. To the extent that any materials subject to this Section 10.7(a) are potentially covered by the attorney-client privilege, other privilege or the work product doctrine, if the Company, Buyer or its or their Affiliates or representatives are asked to disclose such materials, Buyer will notify the Person requesting such materials it intends to seek to protect such privilege or protection.  After receipt of such notice, the Buyer or the Company and Seller will, if after consultation each of Buyer and Seller deem it advisable, attempt to negotiate a joint defense agreement or other arrangement with respect to the materials that are the subject of the privileged communication or work product doctrine that to the reasonable satisfaction of both Buyer and Seller ensures that any such privilege or protection will not be lost or waived by virtue of such disclosure.  Nothing in this Section 10.7(a) will require a Person to disclose materials that are subject to confidentiality restrictions, other restrictions on disclosure, attorney-client privilege, other privilege, or the work product doctrine; provided, however, that such Person will use commercially reasonable efforts to obtain consent and if a payment is owed to a third party, the requesting Person will be afforded the opportunity to make such payment.  Any material disclosed pursuant to this Section 10.7(a) will be treated as confidential and will only be used in connection with defending the Certain Litigation Matters. Each of Buyer, Seller and the Company agree that they have a joint defense agreement, that any information and material (including privileged information or material) may be shared freely with their joint counsel pursuant to such joint defense agreement.
(b)From and after the Closing, Seller and its Affiliates shall be solely responsible for all Losses arising from or otherwise relating to the MTE Relocation Matters. Seller and its Affiliates shall forever indemnify and hold harmless the Buyer Indemnities from all Losses arising from or otherwise relating to the MTE Relocation Matters.
Section 10.8Press Releases and Public Disclosure.  The Parties acknowledge and agree that each of Seller and Buyer intend to file a Form 8-K and issue a press release regarding the transactions completed hereby following the execution of this Agreement.  Buyer shall provide to Seller, and Seller shall provide to Buyer, reasonably in advance of such issuance, any stock exchange press release required to be made by such Party or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with Law or the rules of any applicable stock exchanges, and shall accept and implement any reasonable comments provided by the other Party with respect thereto; provided that, each Party may make any public disclosure it reasonably believes is required by Law, legal process or the rules and regulations of any applicable stock exchange, in which case it will, if reasonably practicable in the circumstances, use its reasonable efforts to consult with the other Party with respect to the timing and content thereof.  Except with respect to the foregoing sentence, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the other Party’s prior consent, except as may be required by Law; provided, however, that after the Closing, either

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Party may make public statements, including the publication of “tombstone” advertisements, without the consent of the other Party to the extent that such public statements contain only information included in a prior press release or other public statements permitted in accordance with this Section 10.8, information that is otherwise in the public domain and other information in which the other Party has no expectation of confidentiality.

Section 10.9Use of Seller Marks.
(a)As promptly as possible following the Closing (but in any event within thirty (30) days following the Closing Date), Buyer shall (and shall cause each of its Affiliates (which, following the Closing and for purposes of this Section 10.9, shall include the Company Entities) to) to cease using the terms “STEEL” and “KIDS FIRST” (whether alone or in combination with any other word or design) and any marks similar thereto or constituting an abbreviation, derivation, or extension thereof and all other marks of Seller or its Affiliates (collectively, the “Seller Marks”). For clarity, during such thirty (30) day period following Closing Date, each Company Entities may only use the Seller Marks to phase out its use thereof and only in substantially the same form, scope, quality, and manner as the Seller Marks were used by such Company Entity during the three (3)-month period immediately preceding the Closing Date (and not in any other form, scope, quality, or manner).  Without limiting the foregoing, Buyer, for itself and its Affiliates, acknowledges and agrees that (i) the Seller Marks are associated with high quality products and services; (ii) Buyer shall (and shall cause its Affiliates to) adhere in all respects to the level of quality (and maintain the reputation of the Seller Marks at a level in all respects) comparable to the level immediately prior to the Closing; and (iii) Seller and its Affiliates have the right to exercise quality control over all use of the Seller Marks by the Buyer and its Affiliates.
(b)Buyer, for itself and its Affiliates, hereby acknowledges and agrees that (i) Seller and its Affiliates are the sole owners of all right, title and interest in and to the Seller Marks; (ii) except for any rights expressly granted to the Company Entities pursuant to this Section 10.9, Buyer and its Affiliates have not acquired, and shall not acquire, any right, title or interest in or to nor right to use the Seller Marks; (iii) all use of the Seller Marks pursuant to this Section 10.9, and all goodwill associated with all such use, shall inure to the benefit of Seller and its Affiliates; (iv) neither Buyer nor any of its Affiliates shall contest the ownership, validity, or enforceability of any rights of Seller or any of its Affiliates in or to any of the Seller Marks; and (v) from and after the Closing, Buyer and its Affiliates (A) will not expressly, or by implication, do business as or represent themselves as (or affiliated with) Seller or any of its Affiliates, (B) with respect to assets of the Company Entities or assets managed, operated or leased by a Company Entity after the Closing Date, will represent in writing to the owners or lessors of such assets that such assets are those of Buyer and its Affiliates (and not those of Seller and its Affiliates), and (C) will cooperate with Seller or any of its Affiliates in terminating any contracts pursuant to which the Seller or any of its Affiliates or any of the Company Entities have licensed or authorized any third parties to use any Seller Marks.
(c)Buyer, for itself and its Affiliates, hereby acknowledges and agrees that it may be impossible to measure the damages that would be suffered by Seller if Buyer and its Affiliates fail to comply with this Section 10.9 and that in the event of any such failure, there may not be an adequate remedy at law.  Seller shall, therefore, in addition to any other rights and remedies, be entitled to seek specific performance by Buyer and its Affiliates of the obligations set forth in this Section 10.9 without having to post a bond.

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Section 10.10Insurance.
(a)Buyer acknowledges that, effective upon the Closing, Seller or its Affiliates may terminate or modify the Insurance Policies held by Seller or its Affiliates to exclude coverage of the Company and the Company Entities (and their respective properties) from the Insurance Policies or any other policies of insurance maintained by Seller or its Affiliates for the period of time occurring after the Closing. Buyer agrees that, from and after the Closing Date, it shall (i) be solely responsible for arranging any insurance policies with respect to the Company and the Company Entities and (ii) not seek, through any means, to benefit from any of the Insurance Policies.
(b)Notwithstanding Section 10.10(a), (i) with respect to any third party claims against any of the Company Entities involving accidents, events, happenings, injuries, claims, conduct, losses, or circumstances occurring before the Closing, the Company or the Company Entities (including their respective assets or properties) that occurred, arose, or existed prior to the Closing Date and that are covered under any insurance policies held by Seller or its Affiliates which are occurrence-based insurance policies, after the Closing Date, at Buyer’s request, Seller or its Affiliates shall make claims under such insurance policies to the extent and as permitted under such insurance policies; and (ii) with respect to any third party claims against any of the Company Entities involving accidents, events, happenings, injuries, claims, conduct, losses, or circumstances occurring or arising before the Closing, the Company or the Company Entities (including their respective assets or properties) that were made on or prior to the Closing Date under any insurance policies held by Seller or its Affiliates which are claims-made insurance policies, upon Buyer’s reasonable request, Seller or its Affiliates shall direct any carriers under such insurance policies to continue to process any such claims described in clause (ii); provided that, in the case of each of the foregoing clauses, (A) Buyer shall exclusively bear the full amount of any “deductible” or retention associated with such claims, (B) Buyer will have sole right to control and administer all such claims and take any actions as it determines to be appropriate except to the extent any such administration or actions may materially adversely affect the availability of insurance coverage, the amount of any such coverage, the applicability of any coverage, and/or the availability of future coverage or coverage limits with respect to Seller, the Business, the Company, or the Company Entities, in which case, any administration or actions by Buyer shall only be taken with the consent of Seller, (C) Buyer shall, upon request from Seller, promptly reimburse to Seller all reasonable out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with the foregoing, including the net present value of any premium increases to the extent such increases are directly attributable to claims made pursuant to this Section 10.10(b) and (D) neither Seller nor its Affiliates shall have any obligation to initiate or maintain any litigation with respect to such claim.
(c)Seller shall, and shall cause its Affiliates to, keep the Insurance Policies, or suitable replacements therefor on the same terms as currently in effect, in full force and effect through the Closing.
(d)Buyer shall be solely responsible from and after the Closing for providing insurance to each Company Entity and its business for events or occurrences occurring after the Closing.

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Article XI

TERMINATION
Section 11.1Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of the Buyer and the Seller;
(b)by the Buyer in writing, without liability of the Buyer on account of such termination, if the Closing shall not have occurred on or before the date that is sixty (60) days after the date hereof (the “Outside Date”); provided, however, that to the extent that on the date that is 60 days after the date hereof all of the conditions set forth in Section 8.3 have been satisfied or waived, other than the conditions with respect to actions the Parties are required to take at the Closing itself as provided herein; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 11.1(b) if Buyer is in breach of this Agreement and such breach was the primary cause of the failure of the Closing to have occurred on or prior to the Outside Date;
(c)by the Seller in writing, without liability of the Seller or the Seller on account of such termination, if the Closing has not occurred on or before the Outside Date; provided; however, that the Seller may not terminate this Agreement pursuant to this Section 11.1(c) if the Seller or the Company are or were in breach of this Agreement, which breach was the primary cause of the failure of the Closing to have occurred on or prior to the Outside Date;
(d)by Buyer in writing, if (i) Buyer, on the date of termination, is not in material breach of any of its representations or warranties and has not failed to perform in all material respects its obligations, covenants or agreements under this Agreement and (ii) (A) there is a breach or inaccuracy in any of the representations and warranties in Article III or Article IV of this Agreement and such breach or inaccuracy (1) would result in the failure of a condition precedent set forth in Section 8.1 or Section 8.2 to be satisfied and (2) is incapable of being cured or has not been cured within thirty (30) days after receipt by the Seller of written notice from the Buyer of the occurrence of such breach or inaccuracy, and (3) such breach or inaccuracy has not been waived in writing by Buyer or (B) Seller, or the Company Entities shall have failed to perform any obligation, covenant or agreement under this Agreement required to be performed by any such party prior to the Closing and such failure (1) would result in the failure of a condition precedent set forth in Section 8.1 or Section 8.2  to be satisfied, (2) is incapable of being cured or has not been cured within thirty (30) days after receipt by the Seller of written notice from the Buyer of the occurrence of such failure and (3) such failure has not been waived in writing by Buyer;
(e)by Seller in writing, if (i) Seller, on the date of termination, is not in material breach of any of its representations or warranties and has not failed to perform in all material respects its obligations, covenants or agreements under this Agreement and (ii) (A) there is a breach or inaccuracy in any of the representations and warranties of Buyer set forth in this Agreement and such breach or inaccuracy (1) would result in the failure of a condition precedent set forth in Section 8.1 or Section 8.3 to be satisfied and (2) is incapable of being cured or has not been cured within thirty (30) days after receipt by the Buyer of written notice from the Seller of the occurrence of such breach or inaccuracy, and (3) such breach or inaccuracy has not been waived in writing by Seller or (B) Buyer shall have failed to perform any obligation, covenant or agreement under this Agreement required to be performed by Buyer prior to the Closing and such failure (1) would result in the failure of a condition precedent set forth in Section 8.1 or Section 8.3 to be satisfied, (2) is incapable of being cured or has not been cured within thirty

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(30) days after receipt by the Buyer of written notice from the Seller of the occurrence of such failure and (3) such failure has not been waived in writing by Seller;
(f)by any Party if any Law or any court, judicial authority or Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced or entered any Order, taken any other action or failed to take any other action which, in any such case, has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by this Agreement illegal, or otherwise preventing or prohibiting consummation of such transactions; or
(g)by the Seller in writing, if (i) all of the conditions set forth in Article VIII have been satisfied or waived (other than those conditions to be satisfied or waived by action taken at the Closing; provided that such conditions are capable of being satisfied as of the date of the Seller’s notice terminating the Agreement pursuant to this Section 11.1(g)), (ii) on the date the Closing should have occurred pursuant to Section 9.1, the Seller has delivered notice to Buyer to the effect that all of the conditions set forth in Article VIII have been satisfied and that the Seller are prepared to consummate the Closing and (iii) Buyer fails to consummate the Closing by the third (3rd) Business Day after the Closing should have occurred pursuant to Section 9.1 and the Seller stood ready, willing and able to consummate the Closing throughout such period.
Section 11.2Effect of Termination.
(a)In the event of a valid termination of this Agreement pursuant to Section 11.1, all obligations under this Agreement shall terminate and shall be of no further force or effect and there shall be no liability on the part of the Buyer, the Company, the Seller to one another; provided, however, that (i) the rights and obligations of the Parties set forth in this Section 11.2 and Article XIII, inclusive, shall survive such termination, and (ii) subject to the limitations set forth in Section 11.2(b) below, no termination of this Agreement shall release, or be construed as releasing, any Party from any liability to another Party which may have arisen under this Agreement prior to termination.
(b)The Parties acknowledge and agree that the agreement contained in this Section 11.2 is an integral part of the consummation of the Closing, and that, without this agreement, the Parties would not enter into this Agreement.
(c)Notwithstanding anything to the contrary in this Agreement, if Buyer breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance to extent granted in accordance with Section 13.17), the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against Buyer for any breach, loss or damage or failure to perform shall be for the Seller to terminate this Agreement pursuant to Section 11.1(e) and seek to recover monetary damages from Buyer.
Article XII

DEFINITIONS
Section 12.1Definitions.  As used in this Agreement,

“Accrued Income Taxes” means an amount (not less than zero in any jurisdiction) equal to the aggregate current unpaid income Taxes of any of the Company Entities for the Pre-Closing Period that ends on the Closing Date and any other Tax year or period ending before the Closing Date to the extent the initial due date for filing such Tax Return has not occurred (allocated, with respect to the portion of any Overlap Period ending on the Closing Date in accordance with Section 10.1(d)). The calculation of Accrued Income

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Taxes shall (i) exclude any deferred Tax liabilities or deferred Tax assets, (ii) include estimated (or other prepaid) Tax payments made by any Company Entity in respect of Accrued Income Taxes, (iii) be made in accordance with the past practice of the Company in preparing Tax Returns (including reporting positions, elections and accounting methods) to the extent such past practice is at least “more likely than not” to be upheld under applicable Law, (iv) exclude any liabilities, accruals or reserves for contingent Taxes or with respect to uncertain Tax positions, (v) take into account all deductions of any Company Entity arising as a result of the transactions contemplated hereby, (vi) exclude any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business and (vii) exclude any Taxes owed or accrued by Seller or its Affiliates (other than the Company and its Subsidiaries) as the parent of a consolidated, combined or unitary group that includes the Company and its Subsidiaries.

“Affiliate” of any Person shall mean, with respect to such Person, any other Person, at the time of determination, directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by ownership or control of a general partner, manager, managing member or similar role, by Contract, or otherwise; provided, further, that an Affiliate of any Person that is a trust, shall also include any trustee or beneficiary of such trust.
“Antitrust Laws” shall mean the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Backlog” means a general listing of the amount (consistent with past practices for calculating such amounts) of revenue that the Company Entities reasonably expect to recognize from: (i) remaining work to be performed on uncompleted Contracts and (ii) executed Contracts on which work has not yet begun.

“Benefit Plan” shall mean any material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether not subject thereto), and all other material plans, programs, agreements, policies, and arrangements providing for employment, compensation, bonus, incentive compensation, retention equity or equity-based compensation, deferred compensation, change in control benefits, termination or severance, stock purchase, sick leave, vacation pay, salary continuation, employee loan, fringe benefits, other employee benefit, or other arrangements to increase compensation or provide benefits at a future date (i) which are currently maintained, sponsored or contributed to by the Company Entities for the benefit of any current or former employee, officer or director of the Company Entities (each, a “Company Employee”) or any current or former dependent thereof, (ii) for which the Company Entities may have any liability, or (iii) which is sponsored by an Affiliate of the Company Entities and under which any Company Employee participates.
“Business” means the business of the Company Entities in which the Company Entities are engaged on the date hereof.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated by Law or executive order to close.
“Buyer’s Knowledge” or “Knowledge of the Buyer” means any matter, fact, or thing that is known to Steven Mason, Kim Kreutzfeldt, Paul Oldham and Kevin Fairbairn without independent inquiry or investigation.

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“Cash on Hand” means the amount of (x) all cash and cash equivalents of the Company Entities minus (y) Restricted Cash, calculated as of the Determination Time, determined in accordance with GAAP.  For the avoidance of doubt, Cash on Hand shall be calculated to exclude issued but uncleared checks, drafts, wire transfers and ACH transaction and shall be calculated to include checks, ACH transactions and other wire transfers and drafts, deposited or available for deposit for the account of the Company Entities.
“Certain Litigation Matters” means those items set forth on Schedule 12.1(b).
“Change in Control Payments” shall mean any stay, sale, severance, change in control, termination, retention, incentive, transaction bonus, incentive compensation plans, equity appreciation rights plans or agreements, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement or similar bonuses or payments or any other employment, consulting, compensatory, or similar amounts or benefits payable or due (whether now or in the future) to any Company Employee as a result of or in connection with the transactions contemplated hereby (including, without limitation, the Company Entities’ portion of applicable payroll taxes).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means (i) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) and (ii) any other group of corporations or other entities that are required to file consolidated, combined, or unitary Tax Returns.
“Company’s Knowledge” or “Knowledge of the Company” or words of similar import or similar phrases means the knowledge of Gordon Walker, Mike Schutter, Jarom Huff and Shrinidhi Chandrasekharan after and assuming that each such person has conducted due inquiry.
“Consent” means any notice or declaration to, or approval, consent, ratification, waiver, or other authorization of, or filing with a Person.
“Contract” means any commitment, purchase or sales order, agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract (whether written or oral), and all amendments and other modifications thereto.

“Corporate Reorganization” means (a) the transfer of all the Company’s right, title, and interest in and to the 4,950 shares of capital stock of Condor Power Supplies de Mexico, S.A. de C.V. (“Condor”) to Seller such that upon completion neither the Company nor any of the Company Entities will own any equity interest in Condor and (b) the activities described on Schedule 3.29 (the “MTE Carveout”).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean the regulations, measures, recommendations, directives, guidelines or orders promulgated or issued by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19.

“Data Protection Laws” means all applicable Laws relating to the privacy, security, confidentiality, consumer protection, advertising, electronic mail, data security, data destruction, and other similar Laws that relate to the protection of Personal Data.
“Data Room” means the electronic documentation site established by Donnelley Financial Solutions Venue on behalf of the Company in connection with the transaction contemplated by this Agreement.

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“Debt Financing” means any debt financing of Buyer or Buyer’s Affiliates.
“Determination Time” means 12:01 A.M. local time (in each case determined based on the physical location of the primary facility of the Business for each Company Entity, as applicable) on the Closing Date.
“Environmental Law” shall mean any Law (a) relating to pollution (or the cleanup thereof) or the protection of (1) the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) (2) natural resources, or (3) endangered or threatened species; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances, including the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Occupational Safety and Health Act of 1970 (“OSHA”) (but only to the extent OSHA or similar Law concerns worker exposure to Hazardous Substances), as amended, (29 U.S.C. §§ 651 et seq.); and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Permits” shall mean all Licenses and Permits required under any Environmental Law that are necessary for the lawful operation of the Business.
“Equity Securities” means (a) any partnership interests, (b) any membership interests or units, (c) any units of capital stock, (d) any other interest or participation that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, including any stock appreciation, phantom stock, profit participation or similar rights, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Fraud” means, with respect to any Person, such Person’s conscious participation in an actual, knowing, and intentional common law fraud involving an intent to deceive in connection with the making of any representation or warranty set forth in Article III, Article IV, and Article V (as applicable) or in any instrument, document or certificate delivered in connection with this Agreement.
“Fundamental Representations” means the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.23, Section 4.1, Section 4.2, Section 4.3, Section 4.6(a), and Section 4.7.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of

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creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).
“Governmental Authority” means the United States or any state, city, municipal, provincial, local or foreign government, or any subdivision, agency, commission, authority, other governmental, administrative, supranational or regulatory authority or instrumentality, self-regulatory organization, any arbitrator, or arbitral body, or any official, political or other subdivision, department or branch of any of the foregoing and any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) having competent jurisdiction over the Seller, the Company Entities, the Buyer or the transactions contemplated by this Agreement, as applicable.
“Group Tax Return” means any Tax Return that is required to be filed on a consolidated, combined, unitary, or similar basis by or with respect to a Company Group that includes (i) the Company or any of its Subsidiaries and (ii) Seller or any of its Affiliates (other than the Company or any of its Subsidiaries).
“Hazardous Substances” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or man-made, that is classified as hazardous, acutely hazardous, toxic, a pollutant or a contaminant, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products (including crude oil or any fraction thereof), radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, perfluorooctanoic acid and perfluorooctane sulfonate.
“HSR Act” means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder).
“Indebtedness” means, with respect to any Person, the aggregate amount (including all current and long-term portions thereof) of all liabilities and obligations, contingent or otherwise, in respect of: (1) indebtedness for borrowed money (whether secured or unsecured); (2) indebtedness evidenced by bonds, notes, debentures, mortgages or similar instruments; (3) all obligations recorded or required under GAAP to be recorded in the Financial Statements as capital or finance leases; provided that FASB Accounting Standards Codification 842, Accounting for Leases will not be applied; (4) the deferred purchase price of assets, services or securities, including earnouts, contingent purchase price and financed insurance premiums (other than ordinary trade accounts payable); (5) purchase money financing, including liabilities for conditional sale or other title retention agreements or issued or assumed in respect of deferred or contingent purchase price, relating to assets, stock, or equity purchased; (6) reimbursement or other payment obligations, whether contingent or matured, with respect to letters of credit (including standby letters of credit), bankers’ acceptances, surety and performance bonds or similar facilities, factoring arrangements, accounts receivable purchasing programs, other financial guarantees and interest rate protection agreements or with respect to any interest, currency or other hedging, swap or other derivatives agreement (without duplication of other indebtedness supported or guaranteed thereby); (7) any liabilities for borrowed money secured by a Lien on the assets of a Company Entity; (8) any amounts due and payable by a Company Entity to Seller or any Affiliate (other than another Company Entity) of the Seller (other than ordinary course amounts owed for expense reimbursement or services or products provided for value that are included in the Closing Date Net Working Capital); (9) deferred revenue, customer deposits or customer prepayments; (10) all deferred compensation obligations, including those arising under the Steel Partners Holdings L.P. 2021 Long Term Incentive Plan, and any defined benefit plan obligations, including any unsatisfied obligation or unfunded or withdrawal liability under any pension, retiree benefit or similar plans; (11) amounts payable or otherwise accrued for bonuses, severance obligations, deferred payroll

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Taxes, and accrued but unpaid dividends and distributions; (12) all Accrued Income Taxes; (13) any Seller Transaction Expenses that are not included in the adjustments pursuant to Section 2.1; (14) all liabilities of the type referred to in the foregoing of any Persons for the payment of which any Company Entity is or may be responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, including all guaranties in connection with the foregoing, and (15) any accrued interest, penalties, fees and expenses on any of the foregoing. Notwithstanding the foregoing, Indebtedness does not include any Seller Transaction Expense or any amounts that are included in Closing Date Net Working Capital.
“Intellectual Property” means any and all intellectual property rights arising under the Laws of any jurisdiction, including the following (a) patents and patent applications (including all reissues and extensions thereof), (b) trademarks, trade dress, service marks, and design rights, including all registrations for and applications for registration of the foregoing, and all goodwill associated with the foregoing, (c) Software, copyrightable works, mask works, copyrights, including any applications, registrations, and renewals thereof, (d) Internet domain names and (e) trade secrets, confidential information, and other non-public information, including know-how, formulas, compositions, inventions, invention disclosures, inventor notes, manufacturing or production processes and techniques, testing information, research and development information, blueprints, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans, market surveys, and customer lists and information.
“Intellectual Property Agreements” means all written Contracts constituting licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, and permissions, in each case, pursuant to which any rights to use Intellectual Property that is material to the conduct of the Business as currently conducted is granted by or to which a Company Entity is a party, beneficiary or otherwise bound.
“Law” means each provision of any currently implemented Federal, state or local or foreign law (including common law and reported decisions of any court), statute, ordinance, administrative requirement, decree, order, code, rule or regulation, or other legally enforceable requirement, promulgated or issued by any Governmental Authority.
“Licenses and Permits” means any licenses, permits, exemptions, registrations, approvals, or similar authorizations, issued by any Governmental Authority related to the Business.
“Lien” means any mortgage, pledge, hypothecation, right of others, claim, levy, condition, reservation, right of way, preemptive right, right of first refusal, assessment, security interest, encumbrance, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, interest, lien (statutory or otherwise), charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under Federal and state securities Laws.
“Liabilities” means any and all debts, liabilities, expenses, guaranties, claims, losses, damages, deficiencies, Taxes, fines, penalties, obligations, and actions of any kind, character, or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, direct or indirect, disputed or undisputed, joint or several, secured or unsecured, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Loss” or “Losses” means, with respect to any Person, any liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, judgments, deficiencies assessments, losses, penalties, fines, costs (including cost of investigation) and expenses (including reasonable attorneys’ fees) sustained or incurred by such Person.

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“made available” or “delivered” (or words of similar import) means that, either (a) on or before 5:00 p.m. Eastern Time on the first (1st) Business Day immediately preceding the date of this Agreement, the Company have posted materials to the Data Room or (b) was delivered via E-mail prior to the execution of this Agreement.
“Material Adverse Effect” means any change, effect, event, condition, matter, occurrence, state of facts or development that, (a) individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the Business, condition, prospects, properties, assets, and/or results of operations of the Company Entities, taken as a whole or (b) that would be reasonably likely to prevent or materially delay or materially impair the ability of Seller or the Company to consummate the transactions contemplated by this Agreement; provided, however, in connection with subsection (a) above, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect (so long as, in the case of clauses (i), (ii), (iii) or (vii) below, such change, effect, event, condition, matter, occurrence, state of facts or development does not have a materially disproportionate effect on the Business or the Company Entities as compared to similarly situated businesses):  any adverse change, effect, event, occurrence, state of facts or development to the extent arising from or relating to (i) conditions generally affecting the industry in which the Company Entities participate, the United States economy as a whole or the capital markets in general or the markets in which the Company Entities operates; (ii) changes in GAAP; (iii) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority after the date hereof; (iv) the announcement of this Agreement or the transactions contemplated hereby; (v) any communication by the Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the Business; (vi) the consummation of the transactions contemplated by this Agreement or any actions by the Buyer or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; or (vii) national or international political or social conditions, including, the commencement, continuation or escalation of a war (whether or not declared), armed hostilities or other international or national calamity or act of terrorism or epidemic, pandemic or disease outbreak (including COVID-19) or any escalation or worsening thereof directly or indirectly involving the United States of America.
“MTE Relocation Matters” means the operations, including all labor, employment, customer, supplier, and other matters of the MTE business unit, as carried on from time to time by the Company Entities, Seller, and their respective Affiliates, and including to the extent conducted on any real property leased in the name of Industrias or on behalf of Industrias, and the MTE Carveout.
“Net Working Capital” means (x) the sum of “current assets” (as defined on Exhibit A attached hereto) of the Company Entities as of any given date of determination, minus (y) the sum of “current liabilities” (as defined on Exhibit A attached hereto) of the Company Entities as of such date, calculated in each case in accordance with GAAP and the principles therefor attached as Exhibit A hereto; provided, that Net Working Capital shall exclude (i) cash and cash equivalents, including Closing Date Cash on Hand and Restricted Cash, (ii) Closing Date Indebtedness, (iii) Seller Transaction Expenses (iv) income Tax assets and liabilities and deferred Tax assets and liabilities (other than, for the avoidance of doubt, any value-added Tax payable or receivable as reflected on Exhibit A), (v) any intercompany assets or liabilities among the Company Entities, and (vi) any other purchase accounting adjustments that result from the transactions contemplated by this Agreement.
“Open Source Software” means any Software that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or

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any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice (including, recent past practice in light of the current pandemic, epidemic or disease outbreak (taking into account any event, change or circumstance, in each case, to the extent related to COVID-19 that occurs following the date of this Agreement)) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Agreement.
“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.
“Other Agreements” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to Article IX hereof.
“Overlap Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.
“Owned Intellectual Property” means all Intellectual Property this is owned by or purported by a Company Entity to be owned by a Company Entity.
“Permit” means any certificate, license, permit, franchise, registration, variance, consent, order, authorization or approval issued by any Governmental Authority.
“Permitted Liens” means collectively, (a) Liens for Taxes not yet due and payable or not delinquent or subject to penalties for nonpayment or the validity of which are being contested in good faith by appropriate proceedings disclosed to Buyer in each case only to the extent for which adequate reserves or accruals have been established on the Latest Unaudited Balance Sheet in accordance with GAAP and are included in the calculation of the Closing Date Net Working Capital, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s, consignee’s or other like Liens, including all statutory Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or not delinquent or subject to penalties for nonpayment or the validity of which are being contested in good faith by appropriate proceedings disclosed to Buyer in each case only to the extent for which adequate reserves or accruals have been established on the Latest Unaudited Balance Sheet in accordance with GAAP and are included in the calculation of the Closing Date Net Working Capital, (c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings which have occurred in the Ordinary Course of Business and disclosed to Buyer in each case only to the extent for which adequate reserves or accruals have been established on the Latest Unaudited Balance Sheet in accordance with GAAP, (d) Liens (i) incurred or deposits made in the Ordinary Course of Business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (ii) securing surety, indemnity, performance, appeal and release bonds, (e) licenses, leases and subleases of property and assets (including Intellectual Property) in the Ordinary Course of Business, (f) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (g) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement, (h) any Liens incurred pursuant to equipment leases in the Ordinary Course of Business, (i) Liens incurred pursuant to

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actions of the Buyer, (i) Liens disclosed on Schedule 12.1(a) hereto, (j) with respect to the Leased Property, (1)(1) any imperfection of title, easements, encroachments, covenants, rights of way, defects, irregularities or encumbrances on title or similar non-monetary Liens of record, (2)(2) any conditions that might be shown by a current, accurate survey of the Leased Property, (3)(3) Liens in favor of the lessors or sublessors under the Leases or encumbering the interests of the lessors or sublessors in such Leased Property, or (4)(4) any other such Liens, including irregularities of title or connected with or in lieu of environmental remediation affecting the Leased Property, in each case as would not be reasonably likely to materially impair or affect the use, occupancy or value of the applicable Leased Property and (k) Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially impair or affect the use, occupancy or value of the underlying asset to the Company Entities.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, association or unincorporated association, corporation, limited liability company, entity or Governmental Authority.
“Personal Data” means information in any form, format or media (including paper, electronic and other records) that identifies a natural person or that, together with other available information, could be used to identify a natural person and that is processed (e.g., collected, used, maintained, disclosed) by or provided to or accessible to a Company Entity or its Affiliates or subcontractors in connection with the Business from time to time, and all other personal information and data subject to regulation under the Data Protection Laws.
“Post-Closing Period” means any taxable year or other taxable period after the Closing Date and the portion of any Overlap Period starting after the Closing Date.
“Pre-Closing Period” means any taxable year or other taxable period ending on or prior to the Closing Date and the portion of any Overlap Period ending on and including the Closing Date.
“Representatives” means, with respect to any Person, any director, officer, principal, attorney, employee, agent, consultant, accountant, or any other Person acting in a representative capacity for such Person.
“Restricted Cash” means the amount of cash (including any cash, cash equivalents, marketable securities or short term investments deposited with, pledged to, or held by any banks or financial institutions) that, as of the Determination Time, is not freely usable, distributable, or transferable due to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including, (x) restrictions on dividends and repatriations or any other form of restriction, or otherwise required to be classified as “restricted cash” under GAAP and (y) the aggregate amount of any cash collateral securing outstanding letters of credit, bonds or similar instruments; and, for the avoidance of doubt, no cash in China shall be considered “Restricted Cash” for any purposes hereunder (other than the 10% repatriation fee on cash in China, which shall be considered “Restricted Cash”).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Transaction Expenses” means any and all of the following incurred by or on behalf of Seller and/or the Company Entities and unpaid at the Closing in connection with or arising or triggered due to the negotiation, preparation, execution, delivery, consummation, or performance of this Agreement or the transactions contemplated hereby (with respect to the Company Entities, only with respect to services performed or Contracts existing as of the Closing, regardless of when billed or invoiced): (i) costs, fees and expenses in connection with the transactions contemplated hereby (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses); (ii) all Change in Control Payments which have not been paid on or prior to the Closing Date and are not included in Closing Date Indebtedness; (iii) any finder’s, broker’s, dealer’s and investment banking fees, costs, expenses,

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commissions, or similar payments; (iv) all payments to third parties in connection with seeking and/or obtaining the consents and approvals contemplated by Section 6.2, (v) fifty percent (50%) of the aggregate cost of the premium, underwriting fees and any other expenses charged in connection with obtaining the R&W Insurance Policy.
“Software” means software, firmware, and programs, including source code, object code, operating systems, architecture, schematics, computerized databases, data, and related documentation.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of units of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target Net Working Capital” means $13,150,000.
“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.
“Tax Returns” means any or all reports, returns, declarations, information returns, notices or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, control or collection of any Tax or the administration of any Law relating to any Tax, including any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.
“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
“Threatened” means that a demand or statement has been made or any notice of commencement of an action, claim or suit has been given.
“Transition Services Agreement” means the transition services agreement to be entered into at Closing between Steel Partners Holdings. L.P. and Buyer, substantially in the form attached as Exhibit C.
“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law (including applicable Laws outside of the United States).

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Article XIII

MISCELLANEOUS
Section 13.1Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by E-mail and followed by express overnight courier service on the following Business Day, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:
If to the Company (prior to the Closing):	SL Power Electronics Corporation c/o Steel Partners Holdings L.P. 590 Madison Avenue, 32nd Floor New York, NY 10022 Attention: Shrinidhi Chandrasekharan Email: shrinidhi.chandrasekharan@slpower.com
with a copy (which shall not constitute notice) to:	White & Case LLP 111 S Wacker Dr. Suite 5100 Chicago, IL 60606 Attention: Gary R. Silverman Telephone: (312) 881-5402 Email: gary.silverman@whitecase.com
If to the Seller:	SL Delaware Holdings, Inc. c/o Steel Partners Holdings L.P. 590 Madison Avenue, 32nd Floor New York, NY 10022 Attention: Legal Department Email: MReda@steelpartners.com
with a copy (which shall not constitute notice) to:	White & Case LLP 111 S Wacker Dr. Suite 5100 Chicago, IL 60606 Attention: Gary R. Silverman Telephone: (312) 881-5402 Email: gary.silverman@whitecase.com
If to the Buyer (or to the Company after the Closing):	Advanced Energy Industries 1595 Wynkoop Street Suite 800 Denver, CO 80202 Attention: Tom McGimpsey Facsimile: (970) 407-5326 Email: Tom.McGimpsey@aei.com
with a copy (which shall not constitute notice) to:	Foley & Lardner LLP 500 Woodward Ave, Suite 2700 Detroit, MI 48226 Email: olucia@foley.com Facsimile: (313) 234-2800 Attention: Omar Lucia

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Date of service of such notice shall be (i) the date such notice is delivered by hand, (ii) one Business Day following the delivery by an express overnight delivery service, (iii) the date of receipt if sent by certified or registered mail, or (iv) the date such notice is delivered by E-Mail and followed by express overnight courier service on the following Business Day.

Section 13.2Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liability or obligations hereunder.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
Section 13.3Successors; Assignment.  This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the either Party without the prior written consent of the other Parties; provided, however that Buyer may assign its rights under this Agreement to any Affiliate of, or lender to, Buyer, it being understood that in each such case no such assignment shall relieve the Buyer of any of its obligations hereunder.
Section 13.4Counterparts; Electronic Signatures.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
Section 13.5Expenses.  Except as otherwise provided in this Agreement, the Seller, the Company and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, the Buyer and Seller shall each be responsible for fifty percent (50%) of any stamp, transfer, recordation, documentary, sales and use, value added, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with, or as a consequence of, this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) and the Buyer, the Company Entities, and Seller shall cooperate to file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their respective controlled Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 13.6Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule

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(whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 13.7Table of Contents and Headings.  The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.
Section 13.8Entire Agreement.  This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof), along with the Confidentiality Agreement, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.  This Agreement may be modified only by subsequent instruments signed by the Parties hereto.
Section 13.9Third Parties.  Other than Section 10.2 and Section 13.10, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties to this Agreement, any rights or remedies under or by reason of this Agreement.  This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person.
Section 13.10Waiver of Conflict.  Each Party acknowledges that White & Case LLP (“W&C”), counsel for the Seller and the Company, has in the past performed, is now performing and may continue to perform legal services for the Seller and its Affiliates and that, upon the Closing, W&C’s representation of the Company shall terminate.  Accordingly, each Party to this Agreement hereby acknowledges that W&C may continue to represent the Seller and its Affiliates (and, if applicable, other Persons) in any and all matters other than (i) matters related to this Agreement or the transactions contemplated hereby, (ii) any matters that are or may become adverse to the interests of the Buyer, the Company and their Affiliates and (iii) claims arising under this Agreement.  This Section 13.10 is for the benefit of the Seller and W&C, and W&C is an intended third party beneficiary of the provisions set forth herein.  This Section 13.10 shall be irrevocable, and none of the terms and conditions set forth herein may be amended, waived or modified without the prior written consent of the Seller and W&C therefor.
Section 13.11Survival.  None of the representations, warranties, agreements or covenants set forth in this Agreement or in any certificate or document delivered at, or prior to, the Closing in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby, and thereafter none of the Company, the Seller or the Buyer shall be under any liability whatsoever with respect to any such representation, warranty, agreement or covenant.  Notwithstanding the foregoing, the agreements and covenants set forth in Article II, Article IX, Article X, Article XII, this Article XIII, Section 6.2, Section 6.4(b), Section 6.7, Section 6.8, Section 6.9, Section 7.6, and Section 11.2(a) shall survive in accordance with their terms.
Section 13.12Schedules Generally.  All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules.  Information furnished in any particular Schedule shall be deemed to be included in only such other Schedules in which the information is required to be included, to the extent it is reasonably apparent on the face of such disclosure to be applicable to such other Schedule.  The fact that any item of information is disclosed in any Section of the Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement and such information and the dollar thresholds

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set forth herein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement.

Section 13.13Interpretive Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation); (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (f) references to “the date hereof” shall mean as of the date of this Agreement; (g) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (h) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days;” (j) references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America and all payments hereunder shall be made in United States dollars; (k)  the words “either,” “or,” “neither,” “nor,” and “any” are not exclusive (and “or” shall be construed in the inclusive sense of “and/or”) and the word “will” shall be construed to have the same meaning and effect as the word “shall”; (l) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day; (m) any reference to any federal, state, local, or foreign statute or Law means such statute or Law as amended from time and shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (n) any capitalized terms used in the Schedules, or any of the Exhibits or other Schedules to this Agreement, but not otherwise defined therein, shall have the meaning as defined in this Agreement; and (o) Any United States of America legal term, concept, legislation or regulation (including, without limitation, those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) or any accounting term or concept, in respect of any jurisdiction other than the United States of America will be construed as a reference to the term, concept, legislation or regulation which most nearly corresponds to it in that jurisdiction.
Section 13.14Construction.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.
Section 13.15Submission to Jurisdiction.  EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT.  EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  EACH PARTY AGREES THAT SERVICE OF SUMMONS AND

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COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN Section 13.1.  NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 13.16Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Section 13.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.  THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto agrees that it will not bring or support (including by supporting an action by an Affiliate) any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than any state or Federal court sitting in the SOUTHERN DISTRICT OF NEW YORK.
Section 13.17Specific Performance.  The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm may occur, no adequate remedy at law may exist, and damages may be difficult to determine.  Accordingly, it is agreed that the Party or Parties not in breach shall be entitled to seek an injunction or injunctions, without the necessity of proving actual harm or posting a bond or other security therefor, to prevent breaches of this Agreement, and to seek the remedy of specific performance of the terms and conditions hereof, in addition to any other remedies that may be available, at law or in equity, by reason of such breach.
Section 13.18No Recourse; Releases.
(a)All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are

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expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”).  Except as set forth in any Contract between a Contracting Party and a Nonparty Affiliate or in the case of Fraud by such party, no Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, stockholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, stockholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement or any other Contract between a Contracting Party and a Nonparty Affiliate), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement or any other Contract between a Contracting Party and a Nonparty Affiliate, and except in the case of Fraud, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
(b)Except with respect to Fraud, effective as of the Closing, each of the Buyer and the Company, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (each a “Buyer Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Seller and each of its respective past, present or future officers, managers, directors, equityholders, partners, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Buyer Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, including without limitation, (i) those that arise by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants (to the extent relating to the period prior to the Closing) of the Company or the Seller set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder and (ii) any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits against any Seller Releasee now or hereafter available under any applicable Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act or any similar Law, whether or not in existence on the date hereof.  Any recourse of the Buyer for losses by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants (to the extent relating to the period prior to the Closing) of the Company or the Seller set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder (absent Fraud) shall be limited to and solely against the R&W Insurance Policy, and not against any Seller Releasee, including, without limitation, any claim pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act or any similar Law, whether or not in existence on the date hereof.  Each of the Buyer and the Company agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim released hereby against the Seller Releasees.  Notwithstanding the foregoing, each Buyer Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates,

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and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement and the Confidentiality Agreement.
(c)Effective as of the Closing, Seller on its own behalf and on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates and each of their respective successors and assigns (each a “Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Buyer, each of the Company Entities and each of their respective past, present or future officers, managers, directors, equityholders, partners, Affiliates, employees, counsel and agents (each, a “Buyer Releasee”) from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, known, unknown or presently unknowable, contingent or absolute, which such Seller Releasor ever had, now has or may have against Buyer or the Company Entities on or by reason of any matter, cause or thing whatsoever to the Closing Date.  The Seller agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim released hereby against the Buyer Releasees.  Notwithstanding the foregoing, each Seller Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement and the Confidentiality Agreement.
Section 13.19Buyer Guaranty.
(a)The Buyer Guarantor is executing this Agreement to guaranty the performance of Buyer under this Agreement and any agreement executed pursuant to this Agreement.  Buyer Guarantor guarantees irrevocably, absolutely and unconditionally and as a primary obligation that Buyer shall fully, completely and timely pay and perform all its obligations and assume all its Liabilities contained in this Agreement and any agreement executed pursuant to this Agreement (the “Buyer Guaranteed Obligations”).  If Buyer fails or refuses to pay or perform any such obligations and Liabilities, Buyer Guarantor shall, upon the written request of the Seller to the Buyer pursuant to Section 13.1 hereto (a “Seller Performance Demand”), immediately pay or perform such obligations, as applicable. A single Seller Performance Demand shall be effective as to any specific default during the continuance of such default until Buyer or Buyer Guarantor shall have cured such default, and additional written demands concerning such default shall not be required until such default is cured.
(b)This Section 13.19 is a guaranty of payment and performance and not of collection.  The obligations of Buyer Guarantor hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)any invalidity, illegality or unenforceability against Buyer of this Agreement or any agreement executed pursuant to this Agreement;
(ii)any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement or any agreement executed pursuant to this Agreement;
(iii)any exercise or non-exercise by the Company or the Seller of any right or privilege under this Agreement or any agreement executed pursuant to this Agreement or any notice of such exercise on non-exercise;

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(iv)any extension, renewal, settlement, compromise, waiver or release in respect of any Buyer Guaranteed Obligation, by operation of Law or otherwise, or any assignment of any Buyer Guaranteed Obligation by the Company or Seller;
(v)any change in the corporate existence structure or ownership of Buyer;
(vi)any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or its assets or any resulting release or discharge of any Guaranteed Obligation;
(vii)any requirement that the Company or Seller exhaust any right or remedy or take any action against the Buyer or any other Person before seeking to enforce the obligations of Buyer Guarantor under this Section 13.19;
(viii)the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Buyer Guarantor may have at any time against Buyer, the Company or the Seller or any other Person, whether in connection herewith or any unrelated transactions;
(ix)any other act or failure to act or delay of any kind by Buyer, the Company or the Seller or any other Person;
(x)any other circumstance whatsoever that might (other than a defense of payment or performance), but for the provisions of this Section 13.19, constitute a legal or equitable discharge of the Buyer Guaranteed Obligations or the obligations of Buyer Guarantor hereunder, including but not limited to all defenses of a surety; or
(xi)the failure or delay on the part of Seller or its Affiliates to assert any claim or demand or to enforce any right or remedy against Buyer or Buyer Guarantor.
(c)This Section 13.19 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Buyer Guaranteed Obligations are rescinded or must otherwise be restored, returned or rejected by the Seller for any reason, including, without limitation, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Buyer or any substantial part of its respective property, or otherwise, all as though such payments had not been made.  Buyer Guarantor agrees that it will indemnify the Seller on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Seller in connection with such rescission or restoration which amounts shall be in addition to all other obligations hereunder.  If Seller is required to refund part or all of any payment of Buyer with respect to any of the Buyer Guaranteed Obligations, such payment shall not constitute a release of Buyer Guarantor from any liability hereunder, and Buyer Guarantor’s liability hereunder shall be reinstated to the fullest extent allowed under applicable Law and shall not be construed to be diminished in any manner.
Section 13.20Seller Guaranty.
(a)The Seller Guarantor is executing this Agreement to guaranty the performance obligations of Seller in this Agreement and any agreement executed pursuant to this Agreement.  Seller Guarantor guarantees irrevocably, absolutely and unconditionally and as a primary obligation that Seller shall fully, completely and timely perform and pay all its obligations  and assume all its Liabilities contained in this Agreement and any agreement executed pursuant to this Agreement (the “Seller Guaranteed Obligations”).  If Seller fails or refuses to perform or

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pay such obligations and Liabilities, Seller Guarantor shall, upon the written request of the Buyer to the Seller pursuant to Section 13.1 hereto (a “Buyer Performance Demand”), immediately pay such obligations, as applicable. A single Buyer Performance Demand shall be effective as to any specific default during the continuance of such default until Seller or Seller Guarantor shall have cured such default.
(b)This Section 13.20 is a guaranty of payment and performance and not of collection.  The obligations of Seller Guarantor hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)any invalidity, illegality or unenforceability against Buyer of this Agreement or any agreement executed pursuant to this Agreement;
(ii)any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement or any agreement executed pursuant to this Agreement;
(iii)any exercise or non-exercise by the Seller Guarantor or the Seller of any right or privilege under this Agreement or any agreement executed pursuant to this Agreement or any notice of such exercise on non-exercise;
(iv)any extension, renewal, settlement, compromise, waiver or release in respect of any Seller Guaranteed Obligation, by operation of Law or otherwise, or any assignment of any Seller Guaranteed Obligation by the Company or Buyer;
(v)any change in the corporate existence structure or ownership of Seller;
(vi)any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or its assets or any resulting release or discharge of any Seller Guaranteed Obligation;
(vii)the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Seller Guarantor may have at any time against Buyer, the Company or the Buyer Guarantor or any other Person, whether in connection herewith or any unrelated transactions;
(viii)any other act or failure to act or delay of any kind by Buyer, Buyer Guarantor, the Company or the Seller or any other Person;
(ix)any other circumstance whatsoever that might (other than a defense of payment or performance), but for the provisions of this Section 13.20, constitute a legal or equitable discharge of the Seller Guaranteed Obligations or the obligations of Seller Guarantor hereunder, including but not limited to all defenses of a surety; or
(x)the failure or delay on the part of Buyer or its Affiliates to assert any claim or demand or to enforce any right or remedy against Seller or Seller Guarantor.
(c)This Section 13.20 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Seller Guaranteed Obligations are rescinded or must otherwise be restored, returned or rejected by the Seller for any reason, including, without limitation, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial

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part of its respective property, or otherwise, all as though such payments had not been made.  Seller Guarantor agrees that it will indemnify the Buyer on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Buyer in connection with such rescission or restoration which amounts shall be in addition to all other obligations hereunder.  If Buyer is required to refund part or all of any payment of Seller with respect to any of the Seller Guaranteed Obligations, such payment shall not constitute a release of Seller Guarantor from any liability hereunder, and Seller Guarantor’s liability hereunder shall be reinstated to the fullest extent allowed under applicable Law and shall not be construed to be diminished in any manner.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

SL POWER ELECTRONICS CORPORATION

By: /s/ Gordon Walker

Name: Gordon Walker

Title: Chairman

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

SELLER:

SL DELAWARE HOLDINGS, INC.

By: /s/ Gordon Walker

Name: Gordon Walker

Title: President

[Signature Page to Stock Purchase Agreement]

Title: Chairman IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER:

AEI US SUBSIDIARY LLC

By: /s/ Thomas O. McGimpsey

Name: Thomas O. McGimpsey

Title: Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

Solely for purposes of Section 13.19:

BUYER GUARANTOR:

ADVANCED ENERGY INDUSTRIES, INC.

By: /s/ Paul Oldham

Name: Paul Oldham

Title: Executive Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

Solely for purposes of Section 13.20:

SELLER GUARANTOR:

STEEL PARTNERS HOLDINGS, L.P.

By: /s/ Gordon Walker

Name: Gordon Walker

Title: Senior Vice President

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

CALCULATION OF NET WORKING CAPITAL

(See attached)

AMERICAS 111469696

EXHIBIT B

FORM OF RESTRICTIVE COVENANT AGREEMENT

(See attached)

AMERICAS 111469696

EXHIBIT C

FORM OF TRANSITION SERVICES AGREEMENT

(See attached)